Exhibit 10.1

SECURITY AND COLLATERAL AGENCY AGREEMENT

Dated as of July 30, 2008

among

EXPRESSJET AIRLINES, INC.

as Obligor,

and

THE BANK OF NEW YORK MELLON,

as Collateral Agent

i

ii

Section 9.11	Obligations Secured	46
Section 9.12	Governing Law	46
Section 9.13	Consent to Jurisdiction	46
Section 9.14	Waiver of Jury Trial	47
Section 9.15	Counterparts	47
Section 9.16	Effectiveness	47
Section 9.17	Insolvency	47

ANNEX 1	Organization and Chief Executive Office of Obligor
ANNEX 2	Insurance
ANNEX 3	Indenture
ANNEX 4	FAA Lease Terminations
SCHEDULE I	Designated Locations
SCHEDULE II	Spare Engines

iii

SECURITY AND COLLATERAL AGENCY AGREEMENT

This SECURITY AND COLLATERAL AGENCY AGREEMENT (this “Agreement”), dated as of July 30, 2008, is made by and among ExpressJet Holdings, Inc., a Delaware corporation (the “Company”), ExpressJet Airlines, Inc., a Delaware corporation (“Airlines”), and The Bank of New York Mellon, in its capacity as Collateral Agent (in such capacity, “Collateral Agent”) for the Securityholders.

RECITALS:

A. Pursuant to the indenture (the “Original Indenture”) dated August 5, 2003 by and among the Company, Airlines and The Bank of New York Mellon Trust Company, N.A., in its capacity as successor trustee to Bank One, N.A. (the “Trustee”), as amended and supplemented by the supplemental indenture dated as of the date hereof (the “Supplemental Indenture,” and together with the Original Indenture, the “Indenture”) the Trustee has agreed to modify certain terms of the Indenture to, any other matters, provide for the granting of a security interest to the Collateral to the Collateral Agent for the benefit of the Securityholders.

B. It is a requirement under the Supplemental Indenture that Company and Airlines shall have executed and delivered this Agreement to effect the grant of the security interest in the Collateral and the Collateral Agent for the benefit of the Securityholders.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Airlines hereby agree with Collateral Agent as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms.

(a) Each capitalized term used and not otherwise defined herein shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Indenture (a copy of which is attached hereto as Annex 3). A reference in this Agreement to an Article, Section, paragraph, Exhibit, Schedule, Annex or Appendix is to the Article, Section, paragraph, Exhibit, Schedule, Annex or Appendix of this Agreement unless otherwise indicated. In addition, the rules of interpretation set forth in the Indenture are hereby incorporated by reference as if fully set forth herein.

(b) In addition to the terms defined in the Indenture, the preamble and the recitals, the following terms shall have the following respective meanings:

“Act” means part A of subtitle VII of title 49, United States Code.

“Additional Insureds” is defined in paragraph (i) of Section C to Annex 2.

“Additional Parts” is defined in Section 5.07(a)(i).

“Additional Spare Engines” is defined in Section 5.07(a)(i).

“Aircraft” means any contrivance invented, used, or designed to navigate, or fly in, the air.

“Appliance” means an instrument, equipment, apparatus, a part, an appurtenance, or an accessory used, capable of being used, or intended to be used, in operating or controlling Aircraft in flight, including a parachute, communication equipment, and any other mechanism installed in or attached to Aircraft during flight, and not a part of an Aircraft, Engine, or Propeller.

“Approved Insurers” is defined in Section A to Annex 2.

“Associated Rights” means “associated rights” as defined in the Cape Town Treaty.

“Cape Town Treaty” means the Convention on International Interests in Mobile Equipment, the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, together with the Regulations and Procedures issued by the Supervisory Authority for the International Registry, and all other rules, amendments, supplements, modifications, and revisions thereto.

“Cash Collateral” means cash and/or Investment Securities deposited or to be deposited with a securities intermediary as security for the Secured Obligations.

“Collateral” has the meaning assigned to that term in Section 2.01.

“Collateral Ratios” shall mean, collectively, the Pledged Spare Parts Collateral Ratio and the Pledged Spare Engines Collateral Ratio (each individually, a “Collateral Ratio”).

“Designated Locations” means the locations designated from time to time by Airlines at which the Pledged Spare Parts may be maintained by or on behalf of Airlines, which initially shall be the locations set forth on Schedule I and shall include the additional locations designated by Airlines pursuant to Section 5.02(b).

“Discharge Date” means the date on which (i) payment has been made in full, in cash or the common stock of the company, as may be applicable, in such amount as to satisfy the repayment obligations of the principal and interest and premium (if any) on the Notes in accordance with the obligations under the Indenture or (ii) the Company otherwise ceases to have any obligation to make payments of principal or interest on the Notes.

“Engine” means an engine used, or intended to be used, to propel an Aircraft, including a part, appurtenance, and accessory of the Engine, except a Propeller.

“Engine Parts” means all appliances, parts, components, instruments, appurtenances, accessories, and other equipment of whatever nature, that may from time to time be installed or incorporated in or attached or appurtenant to any Spare Engine or removed therefrom.

“Event of Loss” means (i) with respect to any Pledged Spare Part, (a) the loss of any of the Pledged Spare Parts or of the use thereof due to destruction, damage beyond economic repair or rendition of any of the Pledged Spare Parts permanently unfit for normal use by Airlines for any reason whatsoever (other than the use of Expendable Parts in Airlines’ operations); (b) any damage to any of the Pledged Spare Parts which results in the receipt of insurance proceeds with respect to such Pledged Spare Parts on the basis of an actual or constructive loss; (c) the loss of possession of any of the Pledged Spare Parts by the Company for ninety (90) consecutive days (or, if earlier, the date on which the Company has confirmed to the Collateral Agent in writing that the Company cannot recover such Pledged Spare Parts) as a result of the theft or disappearance of such Pledged Spare Parts; or (d) any seizure, condemnation, confiscation, taking or requisition (including loss of title) of any of the Pledged Spare Parts by any Government Entity or purported Government Entity (other than a requisition of use by the U.S. Government) for a period exceeding 180 consecutive days and (ii) with respect to any Pledged Spare Engine, (a) the destruction of such Pledged Spare Engine, damage to such Pledged Spare Engine beyond economic repair or rendition of such Pledged Spare Engine permanently unfit for normal use by Airlines; (b) the actual or constructive total loss of such Pledged Spare Engine or any damage to such Pledged Spare Engine, or requisition of title or use of such Pledged Spare Engine, which results in an insurance settlement with respect to such Pledged Spare Engine on the basis of a total loss or constructive or compromised total loss; (c) any theft, hijacking or disappearance of such Pledged Spare Engine for a period of 180 consecutive days or more (or, if earlier, the date on which Airlines has confirmed to the Collateral Agent in writing that Airlines cannot recover such Pledged Spare Engine); (d) any seizure, condemnation, confiscation, taking or requisition (including loss of title) of such Pledged Spare Engine by any Government Entity or purported Government Entity (other than a requisition of use by the U.S. Government) for a period exceeding 180 consecutive days; (e) as a result of any law, rule, regulation, order or other action by the FAA or other Government Entity, the use of such Pledged Spare Engine in the normal course of Airlines’ business of passenger air transportation is prohibited for a period of 180 consecutive days unless Airlines, prior to the expiration of such 180-day period, shall have undertaken and shall be diligently carrying forward such steps as may be necessary or desirable to permit the normal use of such Pledged Spare Engine by Airlines, but in any event if such use shall have been prohibited for a period of two consecutive years, provided that no Event of Loss shall be deemed to have occurred if such prohibition has been applicable to Airlines’ entire U.S. fleet of such Pledged Spare Engines and Airlines, prior to the expiration of such two-year period, shall have conformed at least one unit of such Pledged Spare Engine in its fleet to the requirements of any such law, rule, regulation, order or other action and commenced regular commercial use of the same in such jurisdiction and shall be diligently carrying forward, in a manner which does not discriminate against such property in so conforming such Pledged Spare Engine, steps which are necessary or desirable to permit the normal use of the Aircraft by Airlines, but in any event if such use shall have been prohibited for a period of three years.

“Excluded Parts” means Spare Parts and Appliances held by Airlines at a location that is not a Designated Location.

“Expendable Part” means a Spare Part or Appliance that, once used, cannot be reused and, if not serviceable, cannot be overhauled or repaired.

“FAA” means the Federal Aviation Administration of the United States or any Government Entity succeeding to the functions of such Federal Aviation Administration.

“FAA Lease Terminations” means the instruments attached hereto as Annex 4.

“FAA Regulations” means the Federal Aviation Regulations issued or promulgated pursuant to the Act from time to time.

“Fair Market Value” means, with respect to any Collateral, its fair market value determined on the basis of a hypothetical sale negotiated in an arm’s length free market transaction between a willing and able seller and a willing and able buyer, neither of whom is under undue pressure to complete the transaction, under then current market conditions, provided that cash shall be valued at its dollar amount.

“Government Entity” means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Agreements or relating to the observance or performance of the obligations of any of the parties to the Operative Agreements.

“Independent Appraiser” means Simat, Helliesen & Eicher, Inc. or any other Person certified by International Society of Transport Aircraft Training (or any successor organization thereto) selected by Airlines and approved by the Collateral Agent, such approval not to be unreasonably withheld or delayed, (i) engaged in a business which includes appraising Aircraft and assets relating to the operation and maintenance of Aircraft from time to time and (ii) who does not have any material financial interest in Airlines and is not connected with Airlines or any of its Affiliates as an officer, director, employee, promoter, underwriter, partner or person performing similar functions.

“Independent Appraiser’s Certificate” means a certificate signed by an Independent Appraiser delivered pursuant to, and setting forth in reasonable detail the information required by, Section 5.07 and Section 5.08.

“Indemnified Liabilities” means liabilities for any loss, damage, claim, liability, cost or expense (including reasonable attorney’s fees and expenses and taxes (other than taxes based upon, measured by or determined by the income of the Collateral Agent)) incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this trust, including the reasonable costs and expenses of defending itself against any claim (whether asserted by the Company, Airlines or any Securityholder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder.

“Indemnitee” is defined in Section 9.08(a).

“Inspecting Parties” is defined in Section 5.07(e).

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Company or Airlines under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or Airlines, any receivership or assignment for the benefit of creditors relating to the Company or Airlines or any similar case or proceeding relative to the Company or Airlines or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or Airlines, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or Airlines are determined and any payment or distribution is or may be made on account of such claims.

“Insurance Broker” is defined in Section D of Annex 2.

“International Interest” means an “international interest” as defined in the Cape Town Treaty.

“International Registry” means the international registry established pursuant to the Cape Town Treaty.

“Investment Security” means (a) any bond, note or other obligation which is a direct obligation of or guaranteed by the U.S. or any agency thereof; (b) any obligation which is a direct obligation of or guaranteed by any state of the U.S. or any subdivision thereof or any agency of any such state or subdivision, and which has the highest rating published by Moody’s or Standard & Poor’s; (c) any commercial paper issued by a U.S. obligor and rated at least P-1 by Moody’s or A-1 by Standard & Poor’s; (d) any money market investment instrument relying upon the credit and backing of any bank or trust company which is a member of the Federal Reserve System and which has a combined capital (including capital reserves to the extent not included in capital ) and surplus and undivided profits of not less than $250,000,000, including, without limitation, certificates of deposit, time and other interest-bearing deposits, bankers’ acceptances, commercial paper, loan and mortgage participation certificates and documented discount notes accompanied by irrevocable letters of credit and money market fund investing solely in securities backed by the full faith and credit of the United States; or (e) repurchase agreements collateralized by any of the foregoing.

“Law” means (a) any constitution, treaty (including without limitation the Capetown Treaty), statute, law, decree, regulation, order, rule or directive of any Government Entity, and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

“Lessor Liens” means the Liens on the Pledged Spare Engines created by the agreements and instruments referenced in the FAA Lease Terminations.

9

“Lien” means any mortgage, pledge, lien, charge, claim, encumbrance, lease or security interest affecting the title to or any interest in property.

“Maximum Collateral Ratios” means, collectively, the Pledged Spare Parts Maximum Collateral Ratio and the Pledged Spare Engines Maximum Collateral Ratio (each individually a “Maximum Collateral Ratio”).

“Officer’s Certificate” means, in respect of any party, a certificate signed by the Chairman, the President, any Vice President (including those with varying ranks such as Executive, Senior, Assistant or Staff Vice President), the Treasurer or the Secretary of such party.

“Operative Agreements” means, collectively, the Original Indenture, the Supplemental Indenture, this Agreement and the other Security Documents.

“Permitted Lease” means any lease agreement, conditional sale agreement, hire purchase agreement or other similar arrangement subject to a written agreement, as such agreement may be amended, modified, extended, supplemented, assigned or novated from time to time, with a Permitted Lessee.

“Permitted Lessee” means any Permitted U.S. Lessee.

“Permitted Lien” means (a) the rights of Collateral Agent under the Operative Agreements, or of any Permitted Lessee under any Permitted Lease; (b) Liens attributable to Collateral Agent (both in its capacity as trustee under the Indenture and in its individual capacity); (c) the rights of others under agreements or arrangements to the extent expressly permitted by the terms of Section 5.02 or Section 5.05; (d) Liens for Taxes of Airlines (and its U.S. federal tax law consolidated group), or Liens for Taxes of any Tax Indemnitee (and its U.S. federal tax law consolidated group) for which Airlines is obligated to indemnify such Tax Indemnitee under any of the Operative Agreements, in any such case either not yet due or being contested in good faith by appropriate proceedings so long as such Liens and such proceedings do not involve any material risk of the sale, forfeiture or loss of the Pledged Spare Parts, the Pledged Spare Engines or the interest of Collateral Agent therein or impair the Lien of this Agreement; (e) materialmen’s, mechanics’, workers’, repairers’, employees’ or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent for more than 60 days or is being contested in good faith by appropriate proceedings, so long as such Liens and such proceedings do not involve any material risk of the sale, forfeiture or loss of the Pledged Spare Parts, the Pledged Spare Engines or the interest of Collateral Agent therein or impair the Lien of this Agreement; (f) Liens arising out of any judgment or award against Airlines (or any Permitted Lessee), so long as such judgment shall, within 60 days after the entry thereof, have been discharged or vacated, or execution thereof stayed pending appeal or shall have been discharged, vacated or reversed within 60 days after the expiration of such stay, and so long as during any such 60 day period there is not, or any such judgment or award does not involve, any material risk of the sale, forfeiture or loss of the Pledged Spare Parts, the Pledged Spare Engines or the interest of Collateral Agent therein or impair the Lien of this Agreement; (g) any other Lien with respect to which Airlines (or any Permitted Lessee) shall have provided a bond, Cash Collateral or other security adequate in the reasonable opinion of Collateral Agent; and (h) through and including the 90th day after the date hereof, the Lessor Liens.

“Permitted U.S. Lessee” means any U.S. Air Carrier that is not then subject to any bankruptcy, insolvency, liquidation, reorganization, dissolution or similar proceeding and shall not have substantially all of its property in the possession of any liquidator, trustee, receiver or similar person.

“Pledged Spare Engines” means the Spare Engines, each of which Spare Engine has a 550 or more rated takeoff horsepower or the equivalent thereof (as more particularly described in on Schedule II hereto), as the same is now and will hereafter be constituted, whether now owned by Airlines or in which Airlines shall from time to time acquire an interest, together with (i) all Engine Parts of whatever nature, which are from time to time included within the definitions of “Spare Engines”, whether now owned or hereafter acquired and (ii) all associated QEC Kits, whether now owned or hereafter acquired, in each case including all substitutions, renewals and replacements of and additions, improvements, accessions and accumulations to the Spare Engines (other than additions, parts, improvements, accessions and accumulations which constitute appliances, parts, instruments, appurtenances, accessories, furnishings or other equipment excluded from the definition of Engine Parts).

“Pledged Spare Engines Collateral Ratio” shall mean a percentage determined by dividing (i) the aggregate outstanding principal amount of all Notes minus the sum of the Cash Collateral pledged by Airlines in lieu of Additional Spare Engines pursuant to Section 5.07(a)(iii) and held by a securities intermediary as security for the Secured Obligations by (ii) the Fair Market Value of all Pledged Spare Engines (excluding any such Cash Collateral), as set forth in the most recent Independent Appraiser’s Certificate delivered by Airlines pursuant to this Agreement.

“Pledged Spare Engines Maximum Collateral Ratio” means 1.51% (which percentage is the quotient of (i) $128,200,000 (the approximate aggregate outstanding principal amount of all Notes on July 25, 2008) divided by (ii) $84,500,000 (which amount is the estimated current Fair Market Value of the Pledged Spare Engines, as set forth in the Independent Appraiser’s “Appraisal of Certain Assets Owned by ExpressJet” dated May 28, 2008).

“Pledged Spare Parts” means all Spare Parts and Appliances first placed in service after October 22, 1994 and currently owned or hereafter acquired by Airlines that (i) (a) are appropriate for incorporation in, installation on, attachment or appurtenance to, or use in (A) one or more of the following models of Aircraft: Embraer model ERJ-145XR, ERJ-145 and ERJ-135 Aircraft; (B) any Engine utilized on any such Aircraft; or (C) any other Qualified Spare Part, and (b) are not appropriate for incorporation in, installation on, attachment or appurtenance to, or use in, any other model of Aircraft currently operated by Airlines or any Engine utilized on any such other model of Aircraft or (ii) are Qualified Spare Parts; provided that the following shall be excluded from the Lien of this Agreement: (W) any Spare Part or Appliance so long as it is incorporated in, installed on, attached or appurtenant to, or being used in, an Aircraft, Engine or Qualified Spare Part that is so incorporated, installed, attached, appurtenant or being used; (X) any Spare Part or Appliance that has been incorporated in, installed on, attached or appurtenant to, or used in an Aircraft, Engine or Qualified Spare Part that has been so incorporated, installed, attached, appurtenant or used, for so long after its removal from such Aircraft or Engine as it remains owned by a lessor or conditional seller of, or subject to a Lien applicable to, such Aircraft or Engine; (Y) the Excluded Parts; and (Z) any Spare Part or Appliance leased to, loaned to, or held on consignment by, Airlines.

“Pledged Spare Parts Collateral Ratio” shall mean a percentage determined by dividing (i) the aggregate outstanding principal amount of all Notes minus the sum of the Cash Collateral pledged by Airlines in lieu of Additional Spare Parts pursuant to Section 5.07(a)(iii) and held by a securities intermediary as security for the Secured Obligations by (ii) the Fair Market Value of all Pledged Spare Parts (excluding any such Cash Collateral), as set forth in the most recent Independent Appraiser’s Certificate delivered by Airlines pursuant to this Agreement.

“Pledged Spare Parts Maximum Collateral Ratio” means 1.33% (which percentage is the quotient of (i) $128,200,000 (the approximate aggregate outstanding principal amount of all Notes on July 25, 2008) divided by (ii) $96,000,000 (which amount is the estimated current Fair Market Value of the Pledged Spare Parts, as set forth in the Independent Appraiser’s “Appraisal of Certain Assets Owned by ExpressJet” dated May 28, 2008).

“Proceeds” has the meaning assigned to the term “proceeds” in the Uniform Commercial Code.

“Propeller” includes a part, appurtenance, and accessory of a propeller.

“Prospective International Interest” means a “prospective international interest” as defined in the Cape Town Treaty.

“QEC Kit” means any appliances, parts, instruments, appurtenances, accessories, furnishings, and other equipment of whatever nature constituting a “quick engine change kit”, including without limitation, any engine inlet, cowling, thrust reverser, constant speed drive/integrated drive generator (CSD/IDG), as applicable, hydraulic pump, or starter.

“Qualified Spare Engine” means an engine of the same model as any Spare Engine (being an AE3007A1E, AE3007A1/3 or AE3007A1P model engine, as the case may be) (or an improved model).

“Qualified Spare Parts” means those Spare Parts and Appliances described in a supplement to this Agreement executed and delivered by Airlines to the Collateral Agent.

“Repairable Part” means a Spare Part or Appliance that can be restored to a serviceable condition but that (i) has a life that is considerably shorter than the life of the flight equipment to which it relates and (ii) can be overhauled or repaired only a limited number of times.

“Replacement Spare Engine” means an engine substituted for a Spare Engine pursuant to and in accordance with Section 5.03(c), which, upon such substitution, shall be deemed to be a “Spare Engine” for all purposes of this Agreement.

“Rotable Part” means a Spare Part or Appliance that wears over time and can be repeatedly restored to a serviceable condition over a period approximating the life of the flight equipment to which it relates.

“Section 1110 Period” means the continuous period of (i) 60 days specified in Section 1110(a)(2)(A) of the Bankruptcy Code (or such longer period, if any, agreed to under Section 1110(b) of the Bankruptcy Code), plus (ii) an additional period, if any, commencing with the trustee or debtor-in-possession in such proceeding entering into an agreement of the kind described in Section 1110(a)(2)(A) of the Bankruptcy Code and continuing until such time as such trustee or debtor-in-possession fails to perform its obligations thereunder such that the Collateral Agent is entitled to take possession of the Pledged Spare Parts pursuant to this Agreement.

“Secured Obligations” shall mean any and all indebtedness, liabilities, and other obligations of Company, Airlines and its Affiliates (including, but not limited to, all such obligations in respect of principal, interest, fees, indemnities, costs and other expenses, whether due after acceleration or otherwise and whether incurred before or after a bankruptcy of Company or Airlines), owed to the Securityholders under or pursuant to the Indenture, the Securities, the Guaranty, this Agreement and the other Security Documents.

“Securityholder Instruction” means an Act of Required Holders as defined in the Supplemental Indenture.

“Serviceable Parts” means Pledged Spare Parts in condition satisfactory for incorporation in, installation on, attachment or appurtenance to or use in an Aircraft, Engine or other Qualified Spare Part.

“Spare Engine” means (a) each of the engines listed on Schedule II to this Agreement and in each supplement to this Agreement identifying Additional Spare Engines as Pledged Spare Engines subject to the lien of this Agreement, and (b) any and all Engine Parts incorporated or installed in or attached or appurtenant to such engine, and any and all Engine Parts removed from such engine. Upon substitution of a Replacement Spare Engine in accordance with Section 5.03(c), any such Replacement Spare Engine shall become subject to this Agreement and shall be a “Spare Engine” for all purposes of this Agreement and other Operative Agreements. Upon substitution of a Replacement Spare Engine or making the deposit of Cash Collateral in accordance with Section 5.03(c), the Spare Engine released pursuant to such Section shall no longer be subject to this Agreement, and such released Spare Engine shall cease to be a “Spare Engine” or a “Pledged Spare Engine.”

“Spare Engines Documents” means all repair, maintenance and inventory records, logs, manuals and all other documents and materials similar thereto (including, without limitation, any such records, logs, manuals, documents and materials that are computer print-outs) at any time maintained, created or used by Airlines, and all records, logs, documents and other materials required at any time to be maintained by Airlines pursuant to the FAA or under the Act, in each case with respect to any of the Pledged Engines.

“Spare Part” means an accessory, appurtenance, or part of an Aircraft (except an Engine or Propeller), Engine (except a Propeller), or Appliance, that is to be installed at a later time in an Aircraft, Engine or Appliance (including, without limitation, Rotable Parts, Repairable Parts and Expendable Parts).

“Spare Parts Documents” means all repair, maintenance and inventory records, logs, manuals and all other documents and materials similar thereto (including, without limitation, any such records, logs, manuals, documents and materials that are computer print-outs) at any time maintained, created or used by Airlines, and all records, logs, documents and other materials required at any time to be maintained by Airlines pursuant to the FAA or under the Act, in each case with respect to any of the Pledged Spare Parts.

“Spare Parts Warranties” means the rights of Airlines under any warranty or indemnity, express or implied, regarding title, materials, workmanship, design or patent infringement or related matters in respect of the Pledged Spare Parts.

“Tax Indemnitee” means (a) Collateral Agent, (b) each separate or additional trustee appointed pursuant to the Indenture, (c) each Securityholder and (d) the respective successors, assigns, agents and servants of the foregoing.

“Taxes” means all license, recording, documentary, registration and other similar fees and all taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by any Taxing Authority, together with any penalties, additions to tax, fines or interest thereon or additions thereto.

“Taxing Authority” means any federal, state or local government or other taxing authority in the United States, any foreign government or any political subdivision or taxing authority thereof, any international taxing authority or any territory or possession of the United States or any taxing authority thereof.

“Threshold Amount” means $2,000,000.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time or, by reason of mandatory application, any other applicable jurisdiction from time to time.

“United States” or “U.S.” means the United States of America; provided that for geographic purposes, “United States” means, in aggregate, the 50 states and the District of Columbia of the United States of America.

“Unserviceable Parts” means Pledged Spare Parts that are not Serviceable Parts.

“U.S. Air Carrier” means any United States air carrier that is a Citizen of the United States holding an air carrier operating certificate issued pursuant to chapter 447 of title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the FAA Regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

“Wet Lease” means any arrangement whereby Airlines or a Permitted Lessee agrees to furnish an Aircraft to a third party pursuant to which the Aircraft shall at all times be in the operational control of Airlines or a Permitted Lessee, provided that Airlines’ obligations under this Agreement shall continue in full force and effect notwithstanding any such arrangement.

ARTICLE II

GRANT OF SECURITY INTEREST

Section 2.01 Grant. As collateral security for the prompt payment in full when due (whether at stated maturity, upon acceleration, on any optional or mandatory prepayment date or otherwise) and performance of the Secured Obligations, Airlines hereby grants to Collateral Agent, for the benefit of the Securityholders, a security interest and International Interest in all of Airlines’ right, title and interest in and to the following property (collectively, the “Collateral”):

(a) all the Pledged Spare Parts;

(b) the rights of Airlines under the Spare Parts Warranties;

(c) the rights of Airlines under the Spare Parts Documents;

(d) all the Pledged Spare Engines;

(e) the rights of Airlines under the Spare Engines Documents;

(f) all Associated Rights in connection with or arising under the Pledged Spare Parts, Spare Parts Warranties, Spare Parts Documents, Pledged Spare Engines and the Spare Engines Documents; and

(g) all proceeds with respect to the sale or other disposition by the Collateral Agent of any Pledged Spare Parts, any Pledged Spare Engines or other Collateral (other than proceeds of a sale or disposition effected in compliance with Section 5.02(a)(ii) or Section 5.03) pursuant to the terms of this Agreement, and all insurance proceeds with respect to any Pledged Spare Part and any Pledged Spare Engine, but excluding any insurance maintained by Airlines and not required under Section 5.04.

PROVIDED, HOWEVER, that notwithstanding any of the foregoing provisions, so long as no Event of Default shall have occurred and be continuing, (a) the Collateral Agent shall not take or cause to be taken any action contrary to Airlines’ right hereunder to quiet enjoyment of the Collateral, and to possess, use, retain and control the Collateral and all revenues, income and profits derived therefrom, and (b) Airlines shall have the right, to the exclusion of the Collateral Agent, with respect to the Spare Parts Documents, the Spare Parts Warranties and Spare Engines Documents referred to in clauses (b), (c) and (e) above, to exercise in Airlines’ name all rights and powers and to retain any recovery or benefit resulting from the enforcement of any of the Spare Parts Documents, the Spare Parts Warranties and the Spare Engines Documents; and provided further that, notwithstanding the occurrence or continuation of an Event of Default, the Collateral Agent shall not enter into any amendment, modification or waiver of any of the Spare Parts Documents, the Spare Parts Warranties or the Spare Engines Documents which would increase the obligations of Airlines thereunder.

Section 2.02 Obligations Unconditional. The obligations of Airlines in this Agreement shall be continuing, irrevocable, primary, absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of any Operative Agreement or any other agreement or instrument referred to therein, or any substitution, release or exchange of any guarantee of or security for any of the Secured Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 2.02 that the obligations of Airlines hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not, to the fullest extent permitted by applicable Law, alter or impair the liability of Airlines hereunder, which shall remain absolute and unconditional as described above without regard to and not be released, discharged or in any way affected (whether in full or in part) by:

(a) at any time or from time to time, without notice to Airlines, the time for any performance of or compliance with any of the Secured Obligations shall be extended, or such performance or compliance shall be waived;

(b) the maturity of any of the Secured Obligations shall be accelerated, or any of the Secured Obligations shall be modified, supplemented or amended in any respect, or any right under any Operative Agreement or any other agreement or instrument referred to therein shall be waived or any guarantee of any of the Secured Obligations or any security therefore shall be released or exchanged in whole or in part or otherwise dealt with;

(c) any Lien granted to, or in favor of, Collateral Agent as security for any of the Secured Obligations shall fail to be perfected; or

(d) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against Collateral Agent, Airlines, or any other Person, including any discharge of, or bar or stay against collecting, all or any part of the Secured Obligations (or any interest on all or any part of the Secured Obligations) in or as a result of any such proceeding.

Section 2.03 Waiver.

(a) The enforceability and effectiveness of this Agreement and the liability of Airlines, and the rights, remedies, powers and privileges of Collateral Agent, under this Agreement shall not be affected, limited, reduced, discharged or terminated, and Airlines hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

(i) the illegality, invalidity or unenforceability of all or any part of the Secured Obligations, any Operative Agreement or any agreement, security document, guarantee or other instrument relating to all or any part of the Secured Obligations;

(ii) any disability or other defense with respect to all or any part of the Secured Obligations of Company, including the effect of any statute of limitations that may bar the enforcement of all or any part of the Secured Obligations, but excluding payment or performance to the extent made or rendered for any such Secured Obligations;

(iii) any judicial or nonjudicial foreclosure or sale of, or other election of remedies with respect to, any interest in any Collateral serving as security for all or any part of the Secured Obligations, even though such foreclosure, sale or election of remedies may impair the subrogation rights of Airlines may preclude Airlines from obtaining reimbursement, contribution, indemnification or other recovery from any other Person and even though Airlines may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency;

(iv) any act or omission of Collateral Agent or any other Person (other than payment or performance of the Secured Obligations) that directly or indirectly results in or aids the discharge or release of Airlines or any part of the Secured Obligations or any security or guarantee (including any letter of credit) for all or any part of the Secured Obligations by operation of law or otherwise;

(v) any law which provides that the obligation of a surety must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s obligation in proportion to the principal obligation;

(vi) any counterclaim, set-off or other claim which Airlines has or alleges to have with respect to all or any part of the Secured Obligations (other than based on payment or performance of the Secured Obligations); or

(vii) any action taken by Collateral Agent that is authorized by this Section 2.03(a) or otherwise in this Agreement or by any other provision of the Indenture.

Section 2.04 Remedies. To the fullest extent permitted by applicable Law, as between Airlines and Collateral Agent, any obligations of Airlines to the Securityholders under any of the Operative Agreements to which it is a party may be declared to be forthwith due and payable (provided Collateral Agent is entitled to make such declaration in accordance with the terms of the applicable Operative Agreement) notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Airlines. Upon Default and in addition to the remedies noted above, the Collateral Agent may, to the fullest extent permitted by applicable Law, employ the following specific remedies as provided in the Cape Town Treaty: (a) if Airlines is in possession, custody or control of the Pledged Spare Engines, to enter Airlines or any other person’s premises and take possession of such Pledged Spare Engines; (b) to require Airlines to assemble and make available such Pledged Spare Engines at a location selected Collateral Agent; (c) to sell, lease or otherwise dispose or cause the Airlines to sell, lease or otherwise dispose of the Pledged Spare Engines; (d) collect or receive any income, rents or profits arising form the management or use of the Pledged Spare Engines; (e) apply for a court order authorizing these remedies. Upon default Collateral Agent may also, to the fullest extent permitted by applicable Law, pending final determination of its claim in any court proceeding, obtain speedy relief in the form of on order providing for (i) preservation of the Pledged Spare Engines and their value; (ii) possession, control or custody of the Pledged Spare Engines; (iii) immobilization of the Pledged Spare Engines; (iv) lease or, except where covered by sub-paragraphs (i) to (iii), management of the Pledged Spare Engines and the income therefrom; and (v) sale and application of proceeds therefrom.

Section 2.05 Perfection. Airlines authorizes Collateral Agent to file such financing statements and continuation statements in such offices as are or shall be necessary or as Collateral Agent may determine to be appropriate to create, perfect and establish the priority of the Liens granted by this Agreement in any and all of the Collateral, to preserve the validity, perfection or priority of the Liens granted by this Agreement in any and all of the Collateral or to enable Collateral Agent to exercise its remedies, rights, powers and privileges under this Agreement(including without limitation filing of this Agreement for recordation with the Federal Aviation Administration Aircraft Registry and registering interests on the International Registry). Concurrently with the execution and delivery of this Agreement, Airlines shall take all such other action as is necessary or as Collateral Agent may request to create, perfect and maintain the first priority of Liens granted hereunder (subject to the Permitted Liens).

Section 2.06 Attorney-in-Fact. Subject to Airlines’ rights under Section 2.10, to the fullest extent permitted by applicable Law, Airlines hereby irrevocably constitutes and appoints Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Airlines and in the name of Airlines or in its own name, for the purpose of carrying out the provisions of this Agreement to take any appropriate action and to execute any document or instrument that may be necessary or desirable to preserve the validity, perfection and priority of the Liens granted by this Agreement and, following any Event of Default under the Indenture, to exercise its rights, remedies, powers and privileges under this Agreement. To the fullest extent permitted by applicable Law, this appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Airlines hereby gives Collateral Agent the power and right, on behalf of Airlines, without notice to or assent by Airlines, upon the occurrence and during the continuation of any Event of Default, (i) to execute, in connection with any sale or disposition of the Collateral under Article II, any endorsements, assignments, bills of sale or other instruments of conveyance or transfer with respect to all or any part of the Collateral, (ii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, (iii) execute, in connection with any sale provided for in Article II, any endorsement, assignment or other instrument of conveyance or transfer with respect to the Collateral, and (iv) (A) defend any suit, action or proceeding brought against Airlines with respect to any Collateral, (B) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as Collateral Agent may deem appropriate, and (C) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though Collateral Agent were the absolute owner thereof for all purposes, and do, at Collateral Agent’s option and Airlines’ reasonable expense, at any time, or from time to time, all acts and things that Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and Collateral Agent’s and the Securityholders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as Airlines might do.

Section 2.07 Rights and Obligations. No reference in this Agreement to proceeds or to the sale or other disposition of Collateral shall authorize Airlines to sell or otherwise dispose of any Collateral except to the extent otherwise expressly permitted by the terms of this Agreement and any other Operative Agreement.

Section 2.08 Discretion in Enforcement of Liens.

(a) To the fullest extent permitted by applicable Law, in exercising rights and remedies with respect to the Collateral, the Securityholders may direct the Collateral Agent to enforce (or refrain from enforcing) the provisions of the Operative Agreements and exercise (or refrain from exercising) remedies thereunder or any such rights and remedies, all in such order and in such manner as it may determine in the exercise of its sole and exclusive discretion, including:

(i) the exercise or forbearance from exercise of all rights and remedies in respect of the Collateral;

(ii) the enforcement or forbearance from enforcement of any Lien in respect of the Collateral;

(iii) the acceptance of the Collateral in partial satisfaction of the Secured Obligations; and

(iv) the exercise or forbearance from exercise of all rights and remedies of a secured lender under the UCC or any similar law of any applicable jurisdiction or in equity.

Section 2.09 Discretion in Enforcement of Secured Obligations.

(a) Without in any way limiting the generality of Section 2.08, Securityholders may direct the Collateral Agent to, at any time and from time to time, do any one or more of the following:

(i) release any Person or entity liable in any manner for the collection of the Secured Obligations;

(ii) release the Lien on any Collateral; and

(iii) exercise or refrain from exercising any rights against Airlines.

Section 2.10 Termination. Upon the Discharge Date, this Agreement shall terminate and Collateral Agent shall, at the Company’s expense, forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect of the Collateral, including any Cash Collateral, to or on the order of Airlines. Collateral Agent shall also execute and deliver to Airlines, at Company’s expense, upon such termination such Uniform Commercial Code termination statements and other documentation as shall be reasonably requested by Company or Airlines to effect the termination and release of the Liens created under this Agreement. The security interest created hereby shall also be released with respect to any portion of the Collateral that is sold, transferred or otherwise disposed of in compliance with the terms and conditions of this Agreement and any other Operative Agreements. This Agreement shall terminate on the Discharge Date, except for this Section 2.10.

ARTICLE III

OBLIGATIONS AND POWERS OF COLLATERAL AGENT

Section 3.01 Undertaking of the Collateral Agent.

(a) Subject to, and in accordance with, this Agreement, the Collateral Agent will, as trustee, for the benefit solely and exclusively of the Securityholders:

(i) accept, enter into, hold, maintain, administer and enforce all Operative Agreements, including all Collateral subject thereto, and all Liens created thereunder, perform its obligations under the Operative Agreements and protect, exercise and enforce the interests, rights, powers and remedies granted or available to it under, pursuant to or in connection with the Operative Agreements;

(ii) take all lawful and commercially reasonable actions permitted under the Operative Agreements that it may deem necessary or advisable to protect or preserve its interest in the Collateral subject thereto and such interests, rights, powers and remedies;

(iii) deliver and receive notices pursuant to the Operative Agreements;

(iv) sell, assign, collect, assemble, foreclose on, institute legal proceedings with respect to, or otherwise exercise or enforce the rights and remedies of a secured party (including a mortgagee, trust deed beneficiary and insurance beneficiary or loss payee) with respect to the Collateral under the Operative Agreements and its other interests, rights, powers and remedies;

(v) remit as provided in Section 6.13 all cash proceeds received by the Collateral Agent from the collection, foreclosure or enforcement of its interest in the Collateral under the Operative Agreements or any of its other interests, rights, powers or remedies;

(vi) execute and deliver amendments to the Operative Agreements as from time to time authorized pursuant to Section 9.01 accompanied by an Officers’ Certificate to the effect that the amendment was permitted under Section 9.01; and

(vii) release any Lien granted to it by any Operative Agreements upon any Collateral if and as required by Section 2.10 or Section 6.01.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Collateral Agent will not commence any exercise of remedies or any foreclosure actions or otherwise take any action or proceeding against any of the Collateral (other than actions that it may deem necessary or advisable to prove, protect or preserve the Liens securing the Secured Obligations) unless and until it shall have been directed by written notice of a Securityholder Instruction and then only in accordance with the provisions of this Agreement.

Section 3.02 Release or Subordination of Liens. The Collateral Agent will not release or subordinate any Lien of the Collateral Agent or consent to the release or subordination of any Lien of the Collateral Agent, except:

(a) as directed by a Securityholder Instruction accompanied by an Officers’ Certificate to the effect that the release or subordination was permitted by each applicable Operative Agreement;

(b) as required or permitted by Section 2.02 , Section 5.03 or Article VI; and

(c) as ordered pursuant to applicable law under a final (after any applicable appeals to the extent such order has been stayed) order or judgment of a court of competent jurisdiction.

Section 3.03 Enforcement of Liens. If the Collateral Agent at any time receives written notice that any Event of Default has occurred under the Indenture entitling the Collateral Agent to foreclose upon, collect or otherwise enforce its Liens hereunder, the Collateral Agent will promptly deliver written notice thereof to the Securityholders. Thereafter, the Collateral Agent may await direction by a Securityholder Instruction and will act, or decline to act, as directed by a Securityholder Instruction, in the exercise and enforcement of the Collateral Agent’s interests, rights, powers and remedies in respect of the Collateral or under the Operative Agreements or applicable law and, following the initiation of such exercise of remedies, the Collateral Agent will act, or decline to act, with respect to the manner of such exercise of remedies as directed by a Securityholder Instruction. Unless it has been directed to the contrary by a Securityholder Instruction, the Collateral Agent in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under the Indenture as it may deem advisable and in the best interest of Securityholders.

Section 3.04 Application of Proceeds. The Collateral Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral and the proceeds of any insurance policy required under Section 5.04(a) in accordance with Section 6.13;

Section 3.05 Powers of the Collateral Agent.

(a) The Collateral Agent is irrevocably authorized and empowered to enter into and perform its obligations and protect, perfect, exercise and enforce its interest, rights, powers and remedies under the Operative Agreements and applicable law and in equity and to act as set forth in this Article III or as requested in any lawful directions given to it from time to time in respect of any matter by a Securityholder Instruction.

(b) No Securityholder will have any liability whatsoever for any act or omission of the Collateral Agent.

Section 3.06 For Sole and Exclusive Benefit of Securityholders. The Collateral Agent will accept, hold, administer and enforce all Liens on the Collateral at any time transferred or delivered to it and all other interests, rights, powers and remedies at any time granted to or enforceable by the Collateral Agent solely and exclusively for the benefit of the Securityholders, and will distribute all proceeds received by it in realization thereon or from enforcement thereof solely and exclusively pursuant to the provisions of Section 6.13.

ARTICLE IV

REPRESENTATIONS

As of the date of this Agreement, Airlines represents and warrants to Collateral Agent the information set forth in this Article IV.

Section 4.01 Organization; Power; Authorization; Validity.

(a) Annex 1 correctly sets forth Airlines’ full and correct legal name, type of organization, jurisdiction of organization, organizational identification number (if applicable), chief executive office and mailing address as of the date of this Agreement.

(b) Airlines has not (i) changed its location (as defined in Section 9-307 of the Uniform Commercial Code), (ii) previously changed its name except as set forth on Annex 1 and (iii) previously become a “new debtor” (as defined in the Uniform Commercial Code) with respect to a currently effective security agreement entered into by another Person except as set forth on Annex 1.

(c) Airlines is a “citizen of the United States” as defined in 49 U.S.C. Section 40102(a)(15)(c).

Section 4.02 Title and Registration.

(a) Airlines is the sole beneficial owner of the Collateral in which it purports to grant a Lien pursuant to this Agreement and the Collateral is free and clear of all Liens, except for Permitted Liens, and the Liens granted by this Agreement have attached and constitute a perfected security interest in all of the Collateral prior to all other Liens and encumbrances except for Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the Liens granted by this Agreement.

(b) This Agreement has been duly filed for recordation in accordance with the Act; and this Security Agreement shall constitute a duly perfected lien on and prior perfected security interest in the Collateral, subject to no other Liens, except for Permitted Liens.

(c) (i) With respect to the International Interests in the Engines, such International Interest shall be duly registered under the Cape Town Treaty. No International Interest or Prospective International Interest (other than that of the Collateral Agent) is registered with the International Registry with respect to such Collateral which has not been discharged and removed from the International Registry; (ii) Airlines shall not consent to the registration of any International Interest or Prospective International Interest with respect to the Engines (other than any such interest registered in favor of the Collateral Agent); and (iii) Airlines has not executed an Irrevocable De-Registration and Export Request Authorization with respect to the such Collateral in favor of any person ) which has not been discharged and removed from the Civil Aircraft Registry in Oklahoma City, Oklahoma.

Section 4.03 Consent to Transfer. To the fullest extent permitted by applicable Law, Airlines hereby irrevocably consents to the transfer of the Collateral to any Person upon exercise by the Collateral Agent of its remedies in accordance with the provisions of Section 6.04.

ARTICLE V

COVENANTS

Until the Discharge Date, Airlines covenants and agrees as follows:

Section 5.01 Maintenance and Records.

Airlines at its own cost and expense:

(a) with respect to the Pledged Spare Parts,

(i) shall maintain, or cause to be maintained, at all times the Pledged Spare Parts in accordance with all applicable Laws issued by the FAA or any other Government Entity having jurisdiction over Airlines or any such Pledged Spare Parts, including making any modifications, alterations, replacements and additions necessary therefor, and shall utilize, or cause to be utilized, the same manner and standard of maintenance with respect to each model of Spare Part or Appliance included in the Pledged Spare Parts as is utilized for such model of Spare Part or Appliance owned by Airlines and not included in the Pledged Spare Parts;

(ii) shall maintain, or cause to be maintained, all records, logs and other materials required by the FAA or under the Act to be maintained in respect of the Pledged Spare Parts and shall not modify its record retention procedures in respect of the Pledged Spare Parts if such modification would materially diminish the value of the Pledged Spare Parts, taken as a whole; and

(iii) shall maintain, or cause to be maintained, the Pledged Spare Parts in good working order and condition and shall perform all maintenance thereon necessary for that purpose, excluding (i) Pledged Spare Parts that have become worn out or unfit for use and not reasonably repairable or become obsolete, (ii) Pledged Spare Parts that are not required for Airlines’ normal operations, (iii) Expendable Parts that have been consumed or used in the Airlines’ operations and (iv) Repairable Parts that have been consumed and that cannot be restored to a serviceable condition.

(b) with respect to the Pledged Spare Engines, shall, at its own cost and expense, (or shall cause a Permitted Lessee to) maintain, service, repair and overhaul (or cause to be maintained, serviced, repaired and overhauled) each Spare Engine so as to keep each Spare Engine serviceable (except when undergoing overhaul) and in as good operating condition as when initially delivered Airlines by the engine manufacturer, ordinary wear and tear excepted, and as may be necessary and required under applicable Law, including the Act, airworthiness directives, and other applicable rules, regulations and requirements by any government authority; and

(c) shall maintain, or cause to be maintained, all Spare Parts Documents in respect of the Pledged Spare Parts and all Spare Engine Documents in respect of the Pledged Spare Engines in the English language.

Section 5.02 Use, Designated Location and Possession.

(a) Subject to the terms of Section 5.07, Airlines shall have the right, at any time and from time to time at its own cost and expense, without any release from or consent by the Collateral Agent, to deal with the Pledged Spare Parts in any manner consistent with Airlines’ ordinary course of business, including without limitation any of the following:

(i) to incorporate in, install on, attach or make appurtenant to, or use in, any Aircraft, Engine or Qualified Spare Part leased to or owned by the Airlines (whether or not subject to any Lien) any Pledged Spare Part, free from the Lien of this Agreement;

(ii) to dismantle any Pledged Spare Part that has become worn out or obsolete or unfit for use, and to sell or dispose of any such Pledged Spare Part, or any salvage resulting from such dismantling, free from the Lien of this Agreement; and

(iii) to transfer any or all of the Pledged Spare Parts located at one or more Designated Locations to one or more other Designated Locations or to one or more locations which are not Designated Locations.

(b) Airlines shall keep the Pledged Spare Parts at one or more of the Designated Locations, except as otherwise permitted under this Agreement. If and whenever Airlines shall wish to add a location as a Designated Location, Airlines will furnish to the Collateral Agent the following:

(i) a supplement duly executed by Airlines, identifying each location that is to become a Designated Location and specifically subjecting the Pledged Spare Parts at such location to the Lien of this Agreement;

(ii) an opinion of counsel, dated the date of execution of said supplement, stating that (a) no filing or recording is required in any other place within the United States in order to perfect the Lien of this Agreement on the Qualified Spare Parts held at the Designated Locations specified in such Supplement under the laws of the United States, or (b) if any such other filing or recording shall be required that said filing or recording has been accomplished in such other manner and places, which shall be specified in such opinion of counsel, as are necessary to perfect the Lien of this Agreement; and

(iii) an Officer’s Certificate stating that in the opinion of the officer executing such Officer’s Certificate, all conditions precedent provided for in this Agreement relating to the subjection of such property to the Lien of this Agreement have been complied with.

(c) Without the prior written consent of the Collateral Agent, Airlines will not sell, lease or otherwise in any manner deliver, transfer or relinquish possession of any Pledged Spare Part to anyone other than the grant of the security interest to the Collateral Agent pursuant to this Agreement, except as permitted by the provisions of this Section 5.02 and Section 5.03 and except that Airlines shall have the right, in the ordinary course of business, (i) to transfer possession of any Pledged Spare Part to the manufacturer thereof or any other organization for testing, overhaul, repairs, maintenance, alterations or modifications or to any Person for the purpose of transport to any of the foregoing or (ii) to subject any Pledged Spare Part to a pooling, exchange, borrowing or maintenance servicing agreement or arrangement customary in the airline industry and entered into by Airlines in the ordinary course of its business; provided, however, that if Airlines’ title to any such Pledged Spare Part shall be divested under any such agreement or arrangement, such divestiture shall be deemed to be a sale with respect to such Pledged Spare Part subject to the provisions of Section 5.07.

(d) So long as no Event of Default shall have occurred and be continuing, Airlines may enter into a lease with respect to any Pledged Spare Part to any Permitted Lessee. In the case of any such lease, Airlines will include in such lease appropriate provisions which (t) make such lease expressly subject and subordinate to all of the terms of this Agreement, including the rights of the Collateral Agent to repossess such Pledged Spare Part and avoid such lease in the exercise of its rights to repossession of the Pledged Spare Parts under this Agreement, and Airlines shall remain primarily liable for the performance and observance of all of the terms of this Agreement and all the terms and conditions of this Agreement and the Indenture shall remain in effect, in each case to the same extent as if such lease or transfer had not occurred; (u) require the Permitted Lessee to comply with the terms of Section 5.04; and (v) require that the Pledged Spare Parts subject thereto be used in accordance with the limitations applicable to Airlines’ use, possession and location of such Pledged Spare Parts provided in this Agreement (including, without limitation, that such Pledged Spare Parts be kept at one or more Designated Locations), it being understood that such Permitted Lessee shall be entitled to incorporate in, install on, attach or make appurtenant to, or use in, any Aircraft, Engine or Appliance leased to, or owned by, such Permitted Lessee (whether or not subject to any Lien) any Pledged Spare Part subject thereto, free from the Lien of this Agreement. No lease permitted under this Section shall be entered into unless (w) Airlines shall provide written notice to the Collateral Agent and a copy of any such lease (promptly after entering into any such lease); (x) Airlines shall furnish to the Collateral Agent evidence reasonably satisfactory to the Collateral Agent that the insurance required by Section 5.04(a) remains in effect; (y) all necessary documents shall have been duly filed, registered or recorded in such public offices as may be required fully to preserve the first priority security interest (subject to Permitted Liens) of Collateral Agent in the Pledged Spare Parts; and (z) Airlines shall reimburse the Collateral Agent for all of its reasonable out-of-pocket fees and expenses, including, without limitation, reasonable fees and disbursements of counsel, incurred by the Collateral Agent in connection with any such lease. Except as otherwise provided herein and without in any way relieving Airlines from its primary obligation for the performance of its obligations under this Agreement, Airlines may in its sole discretion permit a Permitted Lessee to exercise any or all rights which Airlines would be entitled to exercise, and may cause a Permitted Lessee to perform any or all of Airlines’ obligations under Article V, and the Collateral Agent agrees to accept actual and full performance thereof by a Permitted Lessee in lieu of performance by Airlines. No pooling agreement, permitted lease or other relinquishment of possession of any Pledged Spare Part shall in any way discharge or diminish any of Airlines’ obligations under this Agreement or constitute a waiver by the Collateral Agent of any rights or remedies hereunder.

(e) Except as expressly provided herein, Airlines shall not, without the prior written consent of the Collateral Agent, sell, lease or otherwise in any manner deliver, transfer or relinquish possession of any Spare Engine; provided that, so long as such action shall not deprive the Collateral Agent of the perfected Lien of this Agreement on any Spare Engine (except in cases where an Event of Loss is deemed to have occurred as provided below), Airlines may, without the prior written consent of the Collateral Agent:

(i) subject or permit any Permitted Lessee to subject any Spare Engine to normal interchange, pooling or borrowing, or similar arrangements, in each case customary in the commercial airline industry and entered into by Airlines (or any Permitted Lessee) in the ordinary course of its business; provided that (A) no such agreement or arrangement contemplates or requires the transfer of title to such Spare Engine and (B) if Airlines’ title to any Spare Engine shall be divested under any such agreement or arrangement, such divestiture shall be deemed to be an Event of Loss with respect to such Spare Engine and Airlines shall comply with Section 5.04 in respect thereof;

(ii) deliver or permit any Permitted Lessee to deliver possession of any Spare Engine (A) to the manufacturer thereof or to any third-party maintenance provider for testing, service, repair, maintenance or overhaul work on such Spare Engine or for alterations or modifications in or additions to such Spare Engine or (B) to any Person for the purpose of transport to a Person referred to in the preceding clause (A);

(iii) install or permit any Permitted Lessee to install a Spare Engine on an airframe owned by Airlines (or such Permitted Lessee) free and clear of all Liens, except: (A) Permitted Liens and those which do not apply to such Spare Engine and (B) the rights of third parties under interchange, pooling or borrowing, or similar arrangements which would be permitted under clause (i) above;

(iv) install or permit any Permitted Lessee to install a Spare Engine on an airframe leased to Airlines (or such Permitted Lessee) or owned by Airlines (or such Permitted Lessee) subject to a mortgage, conditional sale or other security agreement covering such airframe; provided that (x) such airframe is free and clear of all Liens, except: (A) the rights of the parties to the lease or mortgage, conditional sale or other security agreement covering such airframe, or their assignees, and (B) Permitted Liens and (y) Airlines or Permitted Lessee, as the case may be, shall have received from the lessor, mortgagee, secured party or conditional seller, in respect of such airframe, a written agreement (which may be a copy of the lease, mortgage, security agreement, conditional sale or other agreement covering such airframe), whereby such Person expressly agrees that neither it nor its successors or assigns will acquire or claim any right, title or interest in, or Lien on, such Spare Engine by reason of such Spare Engine being installed on such airframe at any time while such Spare Engine is subject to the Lien of this Agreement;

(v) install or permit any Permitted Lessee to install a Spare Engine on an airframe leased to Airlines (or such Permitted Lessee) or owned by Airlines (or such Permitted Lessee) subject to a mortgage, conditional sale or other security agreement under circumstances where neither clause (iii) nor clause (iv) of this Section 5.02(e) is applicable; provided that such installation shall be deemed an Event of Loss with respect to such Spare Engine and Airlines shall (or shall cause such Permitted Lessee to) comply with Section 5.04 in respect thereof, the Collateral Agent not intending hereby to waive any right or interest it may have to or in such Spare Engine under applicable Law until compliance by Airlines with Section 5.04;

(vi) transfer (or permit any Permitted Lessee to transfer) possession of any Spare Engine to the U.S. Government, so long as Airlines (or any Permitted Lessee) shall promptly notify the Collateral Agent in writing thereof and, in the case of a transfer pursuant to the Civil Reserve Air Fleet Program, provide the Collateral Agent with the name and address of the Contracting Office Representative for the Air Mobility Command of the United States Air Force or other appropriate person to whom notice must be given pursuant to Section 6.13 and to whom requests or claims must be made to the extent applicable under the Civil Reserve Airfleet Program;

(vii) enter into a Wet Lease with respect to an Aircraft to which a Spare Engine is attached, provided that Airlines’ obligations hereunder shall continue in full force and effect notwithstanding any such Wet Lease; or

(viii) so long as no Event of Default shall have occurred and be continuing, and subject to the provisions of the immediately following paragraph, Airlines may, at any time, enter into a lease with respect to any Spare Engine with any Permitted Lessee, provided, (1) any such Permitted Lease: (x) shall include provisions for the maintenance, operation, possession and insurance of the Aircraft that are the same in all material respects as the applicable provisions of this Agreement, (y) shall provide that such Permitted Lessee may not further sublease the Spare Engine subject thereto, and (z) shall not permit the Permitted Lessee to take any action with respect to the Spare Engine subject thereto that Airlines is not permitted to take under this Agreement; and (2) in the case of a Permitted Lessee that is located in a country other than the United States, that the United States maintains normal diplomatic relations with the country in which such Permitted Lessee is principally based at the time such lease is entered into, and the Collateral Agent shall receive, at Airlines’ expense, at the time such lease is entered into an opinion of counsel reasonably satisfactory to the Collateral Agent to the effect that (v) the terms of the proposed lease will be legal, valid, binding and (subject to customary exceptions) enforceable against the proposed Permitted Lessee in the country in which the proposed Permitted Lessee is principally based, including, without limitation, those terms of the lease stating that it is subject and subordinate to this Agreement, (w) it is not necessary for the Collateral Agent to register or qualify to do business in such country, if not already so registered or qualified, as a result of such lease, (x) the laws of the country in which such proposed Permitted Lessee is principally based require fair compensation by the government of such jurisdiction payable in currency freely convertible into Dollars for the loss of title of such Spare Engine in the event of the requisition by such government of such title, (y) the laws of the country in which such proposed Permitted Lessee is principally based would give recognition to the Lien of this Agreement and the priority thereof as a first priority perfected Lien (subject to Permitted Liens) in a bankruptcy or insolvency of such Permitted Lessee and there exist no possessory rights in favor of the lessee under the laws of such lessee’s country which would, upon bankruptcy or insolvency of or other default by Airlines, and assuming at such time such lessee is not insolvent or bankrupt, prevent the taking of possession of any such Spare Engine by the Collateral Agent in accordance with and when permitted by the terms hereof upon the exercise by the Collateral Agent of its remedies hereunder and (z) the agreement of such Permitted Lessee that its rights under the lease are subject and subordinate to all the terms of this Agreement is enforceable against such Permitted Lessee under applicable law (subject to customary exceptions).

The rights of any Permitted Lessee or other transferee who receives possession of a Spare Engine by reason of a transfer permitted by this Section 5.02(e) (other than the transfer of a Spare Engine which is deemed an Event of Loss) shall be subject and subordinate to, and any Permitted Lease shall contain a provision pursuant to which the Permitted

Lessee expressly acknowledges that its leasehold interest is subject and subordinate to, all the terms of this Agreement, including the rights of the Collateral Agent to repossess such Spare Engine and avoid such lease in the exercise of its rights to repossession of the Spare Engines under this Agreement, and Airlines shall remain primarily liable for the performance and observance of all of the terms of this Agreement and all the terms and conditions of this Agreement and the other Operative Agreements shall remain in effect, in each case to the same extent as if such lease or transfer had not occurred. Except as otherwise provided herein and without in any way relieving Airlines from its primary obligation for the performance of its obligations under this Agreement, Airlines may in its sole discretion permit a Permitted Lessee to exercise any or all rights which Airlines would be entitled to exercise under Article V, and may cause a Permitted Lessee to perform any or all of Airlines’ obligations under Article V (other than the right to lease a Spare Engine), and the Collateral Agent agrees to accept actual and full performance thereof by a Permitted Lessee in lieu of performance by Airlines. No pooling agreement, permitted lease or other relinquishment of possession of any Spare Engine shall in any way discharge or diminish any of Airlines’ obligations under this Agreement or constitute a waiver by the Collateral Agent of any rights or remedies hereunder.

Section 5.03 Permitted Sale or Dispositions of Pledged Spare Parts; Spare Engine Exchange.

(a) So long as no Event of Default has occurred and is continuing and subject to the terms of Section 5.07, Airlines may sell, transfer or dispose of Pledged Spare Parts and Pledged Spare Engines free from the Lien of this Agreement.

(b) No purchaser in good faith of property purporting to be transferred pursuant to Section 5.02(a)(ii) or Section 5.04(a) shall be bound to ascertain or inquire into the authority of Airlines to make any such transfer, free and clear of the Lien of this Agreement. Any instrument of transfer executed by the Company under Section 5.02(a)(ii) or Section 5.03 shall be sufficient for the purposes of this Agreement and shall constitute a good and valid release, assignment and transfer of the property therein described free from the Lien of this Agreement.

(c) Upon not less than five Business Days’ prior written notice from Airlines to the Collateral Agent, the Collateral Agent (so long as no Event of Default shall have occurred and be continuing) shall release from the Lien of this Agreement pursuant to Section 6.01 one or more Pledged Spare Engines specified in such notice upon Airlines replacing such Pledged Spare Engines with other Qualified Spare Engines.

Section 5.04 Insurance.

(a) The Company’s Obligation to Insure.

(i) Airlines shall comply with, or cause to be complied with, each of the provisions of Annex 2, which provisions are hereby incorporated by this reference as if set forth in full herein provided, however, that if any policy of insurance described in Annex 2 is not available or is not available on commercially reasonable terms then Airlines shall not be required to obtain or maintain such policy of insurance.

(ii) Airlines may provide, in lieu of insurance against any risk with respect to any Pledged Spare Engine, indemnification from, or insurance provided by, the United States Government, against such risk in an amount that, when added to the amount of insurance (including permitted self-insurance), if any, against such risk that Airlines (or any Permitted Lessee) may continue to maintain, in accordance with this Section 5.04(a), shall be at least equal to the amount of insurance against such risk otherwise required by this Section 5.04(a).

(iii) Nothing in this Section 5.04(a) shall limit or prohibit (a) the Company or Airlines from maintaining the policies of insurance required under Annex 2 with higher limits than those specified in Annex 2, or (b) the Collateral Agent or any Additional Insured from obtaining insurance for its own account (and any proceeds payable under such separate insurance shall be payable as provided in the policy relating thereto); provided, however, that no insurance may be obtained or maintained that would limit or otherwise adversely affect the coverage of any insurance required to be obtained or maintained by Airlines pursuant to this Section 5.04(a) and Annex 2.

(b) Application of Insurance Proceeds.

(i) As between Airlines and the Collateral Agent, all insurance proceeds paid under policies required to be maintained by Airlines pursuant to this Agreement as a result of the occurrence of an Event of Loss with respect to any Pledged Spare Parts involving proceeds in excess of the Threshold Amount will be paid to the Collateral Agent. At any time or from time to time after the receipt by the Collateral Agent of any such insurance proceeds, upon submission to the Collateral Agent of an Officer’s Certificate stating that Airlines has after the occurrence of such Event of Loss purchased additional Qualified Spare Parts that are located at or have been shipped by vendor(s) to a Designated Location, and stating the aggregate purchase price for such additional Qualified Spare Parts, the Collateral Agent shall pay the amount of such purchase price, up to the amount of such insurance proceeds not previously disbursed pursuant to this sentence or otherwise distributed under this Agreement, to Airlines or its designee.

(ii) As between Airlines and the Collateral Agent, all insurance proceeds paid under policies required to be maintained by Airlines pursuant to this Agreement as a result of the occurrence of an Event of Loss with respect to any Pledged Spare Engines involving proceeds in excess of the Threshold Amount will be paid to the Collateral Agent. At any time or from time to time after the receipt by the Collateral Agent of any such insurance proceeds, upon submission to the Collateral Agent of an Officer’s Certificate stating that Airlines has after the occurrence of such Event of Loss purchased additional Qualified Spare Engines, and stating the aggregate purchase price for such additional

Qualified Spare Engines, the Collateral Agent shall pay the amount of such purchase price, up to the amount of such insurance proceeds not previously disbursed pursuant to this sentence or otherwise distributed under this Agreement, to Airlines or its designee.

(iii) All proceeds of insurance required to be maintained by Airlines in accordance with this Agreement in respect of any property damage or loss involving proceeds of the Threshold Amount or less or not constituting an Event of Loss with respect to any Pledged Spare Parts or Pledged Spare Engines and insurance proceeds in excess of the Secured Obligations shall be paid over to, and retained by, Airlines.

(iv) If either the Collateral Agent or Airlines receives a payment of such insurance proceeds in excess of its entitlement pursuant to this Agreement, it shall promptly pay such excess to the other.

(c) Application of Insurance Proceeds and Certain Other Amounts During Existence of an Event of Default. Any insurance proceeds or other amounts described in this Section 5.04 that is payable or creditable to, or retainable by, the Airlines shall not be paid or credited to, or retained by, Airlines if at the time such payment, credit or retention would otherwise occur an Event of Default shall have occurred and be continuing, but shall instead be held by or paid over to the Collateral Agent as security for the obligations of Airlines under this Agreement. At such time as there shall not be continuing any Event of Default, such amount and any gains thereon shall be paid to Airlines to the extent not previously applied in accordance with this Agreement.

Section 5.05 Liens. Airlines will not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to the Collateral, title to any of the foregoing or any interest of the Airlines therein, except Permitted Liens. Airlines shall promptly, at its own expense, take such action as may be necessary to duly discharge (by bonding or otherwise) any such Lien other than a Permitted Lien arising at any time.

Section 5.06 Certain Assurances.

(a) Airlines shall duly execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as Collateral Agent shall reasonably request for accomplishing the purposes of this Agreement, provided that any instrument or other document so executed by Airlines will not expand any obligations or limit any rights of Airlines in respect of the transactions contemplated by any Operative Agreement.

(b) Airlines shall promptly take such action with respect to the recording, filing, re-recording and refiling of this Agreement and any amendments or supplements hereto, as shall be necessary to continue the perfection and priority of the Liens created by this Agreement.

Section 5.07 Collateral Requirements.

(a) Airlines agrees that it will not permit (i) the Pledged Spare Parts Collateral Ratio to be greater than the Pledged Spare Parts Maximum Collateral Ratio, or (ii) the Pledged Spare Engines Collateral Ratio to be greater than the Pledged Spare Engines Maximum Collateral Ratio. If either such Collateral Ratio, as most recently determined pursuant to an Independent Appraiser’s Certificate, is greater than the applicable Maximum Collateral Ratio, Airlines shall, within 90 days after the date of the Independent Appraiser’s Certificate setting forth the calculation of such Collateral Ratio:

(i) subject (A) additional Qualified Spare Parts (the “Additional Parts”) to the Lien of this Agreement in accordance with Section 5.07(b) (in the event that the Pledged Spare Parts Collateral Ratio is greater than the Pledged Spare Parts Maximum Collateral Ratio), and/or (B) subject additional Qualified Spare Engines (“Additional Spare Engines”) to the Lien of this Agreement in accordance with Section 5.07(b) (in the event the Pledged Spare Engines Collateral Ratio is greater than the Pledged Spare Engines Maximum Collateral Ratio);

(ii) grant a security interest to the Collateral Agent in other property to secure the Secured Obligations for the benefit of the Securityholders;

(iii) provide a security interest in Cash Collateral to the Collateral Agent to secure the Secured Obligations for the benefit of the Securityholders;

(iv) redeem some or all of the Notes pursuant to Article III of the Indenture; or

(v) any combination of the foregoing;

such that, the Collateral Ratios, as recalculated giving effect to such action taken pursuant to this Section 5.07 and, in the case of clauses (i), (ii) and (iii) of this Section 5.07, using the Fair Market Value of any such additional Collateral determined pursuant to Section 5.07(c) (but otherwise using the information used to determine the Collateral Ratios as most recently determined) would not be greater than Maximum Collateral Ratios.

(b) In order to comply with Section 5.07(a)(i)(A) by subjecting Additional Parts to the Lien of this Agreement, Airlines shall (i) add one or more locations as Designated Locations by delivering to the Collateral Agent a supplement to this Agreement identifying such additional Designated Locations, in which case the Qualified Spare Parts at such new Designated Locations, to the extent not previously included in the Pledged Spare Parts, shall be deemed Pledged Spare Parts and/or (ii) add to a Designated Location Qualified Spare Parts that were not previously included as Pledged Spare Parts, which shall then be deemed Pledged Spare Parts.

(c) In order to comply with Section 5.07(a)(i)(B) by subjecting Additional Spare Engines to the Lien of this Agreement, Airlines shall add one or more

Additional Spare Engines to the Lien of this Agreement by delivering to the Collateral Agent a supplement to this Agreement identifying such Additional Spare Engines, in which case such Additional Spare Engines shall be deemed Pledged Spare Engines.

(d) In connection with the provision of additional Collateral pursuant to Section 5.07(a) or (c), Airlines shall furnish to the Collateral Agent an Independent Appraiser’s Certificate signed by an Independent Appraiser stating, in the opinion of such Independent Appraiser, the Fair Market Value of such additional Collateral, as of a date not earlier than 60 days prior to the date of such Independent Appraiser’s Certificate.

(e) At all reasonable times, the Collateral Agent and its authorized representatives (the “Inspecting Parties”) may (not more than once every 12 months unless an Event of Default has occurred and is continuing, in which case such inspection right shall not be so limited) inspect the Pledged Spare Parts (including without limitation, the Spare Parts Documents) and the Pledged Spare Engines (including the Spare Engines Documents). Any inspection of the Pledged Spare Parts and the Pledged Spare Engines hereunder shall be limited to a visual inspection and shall not include the disassembling, or opening of any components, of any Pledged Spare Part and the Pledged Spare Engines, and such inspection shall be conducted so as not to interfere with Airlines’ or any Permitted Lessee’s maintenance and use of the Pledged Spare Parts and the Pledged Spare Engines. With respect to such rights of inspection, the Collateral Agent shall not have any duty or liability to make, or any duty or liability by reason of not making, any such inspection. Each Inspecting Party shall bear its own expenses in reasonably out-of-pocket expenses in connection with any such inspection during the continuance of an Event of Default, except during the Section 1110 Period.

(f) An Independent Appraiser’s Certificate shall be sufficient evidence of the Fair Market Value of any property under this Agreement.

Section 5.08 Independent Appraiser’s Certificate. Within fifteen (15) business days after each January 1 commencing with January 1, 2009, Airlines shall furnish the Collateral Agent with an Independent Appraiser’s Certificate stating, in the opinion of the Independent Appraiser, the Fair Market Value of the Pledged Spare Parts and the Pledged Spare Engines as of such January 1 or any date during such fifteen (15) Business Day period thereafter.

Section 5.09 International Registry. Airlines shall establish a valid and existing account with the International Registry and appoint an Administrator and/or a Professional User (each as defined in the Cape Town Treaty) reasonably acceptable to the Collateral Agent to make registrations in regards to the Pledged Spare Engines. Collateral Agent and Airlines shall register and hereby by consent to registration of a first priority Prospective International Interest or International Interest, in connection with the Pledged Spare Engines which shall be searchable in the International Registry to the satisfaction of Collateral Agent.

Section 5.10 Release of Lessor Liens. Airlines shall no later than ninety (90) days after the date hereof file with the FAA the FAA Lease Terminations and cause the release and termination of the Lessor Liens.

ARTICLE VI

OBLIGATIONS ENFORCEABLE BY AIRLINES

Section 6.01 Release of Liens on Collateral.

(a) The Collateral Agent’s Liens upon the Collateral will be released:

(i) in whole, on the Discharge Date;

(ii) as to a release of less than all or substantially all of the Collateral, if (A) consent to the release of all Liens on such Collateral has been given by a Securityholder Instruction and (B) such release has become effective in accordance with the terms of such Securityholder Instruction;

(iii) in accordance with the provisions of this Agreement and the other Operative Agreements as in effect from time to time, as applicable; or

(iv) upon any sale, transfer, exchange or other disposition of Collateral if such sale, transfer, exchange or other disposition is not prohibited by the terms of this Agreement or any other Operative Agreement.

(b) The Collateral Agent agrees for the benefit of Airlines that if the Collateral Agent at any time receives:

(i) an Officers’ Certificate stating that (A) each signing officer has read this Article VI and understands the provisions and the definitions relating hereto, (B) such officer has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not the conditions precedent in this Agreement and all other Operative Agreements, if any, relating to the release of the Collateral have been complied with and (C) in the opinion of such officer, such conditions precedent, if any, have been complied with; and

(ii) the proposed instrument or instruments releasing such Lien as to such property are in recordable form, if applicable.

then the Collateral Agent shall execute (with such acknowledgements and/or notarizations as are required) and deliver to Airlines (or its designee) such documents and instruments, and take such other actions, in each case as Airlines may reasonably request to evidence such release on or before the later of (x) the date specified in such request for such release and (y) the fifth day after the date of receipt of the items required by this Section 6.01(b) by the Collateral Agent.

(c) The Collateral Agent hereby agrees that in the case of any release pursuant to clause (iv) of Section 6.01(a), if the terms of any such sale, transfer, exchange or other disposition require the payment of the purchase price to be contemporaneous with the delivery of the applicable release, then, at the written request of and at the expense of Airlines, the Collateral Agent will either (A) be present at and deliver the release at the closing of such transaction or (B) deliver the release under customary escrow arrangements that permit such contemporaneous payment and delivery of the release.

Section 6.02 Collateral Agent not Required to Serve, File or Record. The Collateral Agent is not required to file, register or record any instrument releasing or subordinating its Liens on any Collateral; provided, however, that if Airlines shall make a written demand for a termination statement under Section 9-513(c) of the UCC, the Collateral Agent shall, at the expense of Airlines, comply with the written request to comply with the requirements of such UCC provision.

Section 6.03 Release of Liens in Respect of Notes. The Collateral Agent’s Lien will no longer secure the Notes outstanding under the Indenture or any other Secured Obligations, and the right of the Securityholders to the benefits and proceeds of the Collateral Agent’s Lien on the Collateral will terminate and be discharged:

(a) upon satisfaction and discharge of the Indenture as set forth under Section 8.01 of the Indenture; or

(b) upon payment in full and discharge of all Secured Obligations that are outstanding, due and payable under the Indenture at the time the Notes are paid in full and discharged.

Section 6.04 Remedies.

(a) If an Event of Default shall have occurred and be continuing and so long as the same shall continue unremedied, then and in every such case the Collateral Agent may exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Agreement and shall have and may exercise all of the rights and remedies of a secured party under the UCC and may take possession of all or any part of the properties covered or intended to be covered by the Lien created hereby or pursuant hereto and may sell the Collateral as a whole or from time to time in part; provided, that the Collateral Agent shall give Airlines twenty days’ prior written notice of its intention to sell any Collateral. Without limiting any of the foregoing, it is understood and agreed that the Collateral Agent may exercise any right of sale, lease or other disposition of any Collateral available to it, even though it shall not have taken possession of such Collateral and shall not have possession thereof at the time of such sale, lease or other disposition.

(b) The Securityholders shall be entitled, at any sale pursuant to this Section 6.04, to credit against any purchase price bid at such sale by such holder all or any part of the unpaid obligations owing to such Securityholder and secured by the Lien of this Agreement (only to the extent that such purchase price would have been paid to such Securityholder pursuant to this Agreement hereof if such purchase price were paid in cash and the foregoing provisions of this subsection (b) were not given effect).

(c) In the event of any sale of the Collateral, or any part thereof, pursuant to any judgment or decree of any court or otherwise in connection with the enforcement of any of the terms of this Agreement, the unpaid amount of all Secured

Obligations then outstanding, together with accrued interest thereon, and other amounts due thereunder, shall immediately become due and payable without presentment, demand, protest or notice, all of which are hereby waived.

Section 6.05 Return of Collateral, Etc.

(a) If an Event of Default shall have occurred and be continuing, at the request of the Collateral Agent, Airlines shall assemble the Collateral and make it available to the Collateral Agent at the Designated Locations and shall promptly execute and deliver to the Collateral Agent such instruments of title and other documents as the Collateral Agent may deem necessary or advisable to enable the Collateral Agent or an agent or representative designated by the Collateral Agent, at such time or times and place or places as the Collateral Agent may specify, to obtain possession of all or any part of the Collateral to which the Collateral Agent shall at the time be entitled hereunder. If Airlines shall for any reason fail to execute and deliver such instruments and documents after such request by the Collateral Agent, the Collateral Agent may (i) obtain a judgment conferring on the Collateral Agent the right to immediate possession and requiring Airlines to execute and deliver such instruments and documents to the Collateral Agent, to the entry of which judgment Airlines hereby specifically consents to the fullest extent permitted by Law, and (ii) pursue all or part of such Collateral wherever it may be found and may enter any of the premises of Airlines wherever such Collateral may be or are supposed to be and search for such Collateral and take possession of and remove such Collateral. All expenses of obtaining such judgment or of pursuing, searching for and taking such property shall, until paid, be secured by the Lien of this Agreement.

(b) Upon every such taking of possession, the Collateral Agent may, from time to time, at the expense of the Collateral, make all such expenditures for maintenance, use, operation, storage, insurance, leasing, control, management, disposition, modifications or alterations to and of the Collateral, as it may deem proper. In each such case, the Collateral Agent shall have the right to maintain, use, operate, store, insure, lease, control, manage, dispose of, modify or alter the Collateral and to exercise all rights and powers of Airlines relating to the Collateral, as the Collateral Agent shall deem best, including the right to enter into any and all such agreements with respect to the maintenance, use, operation, storage, insurance, leasing, control, management, disposition, modification or alteration of the Collateral or any part thereof as the Collateral Agent may determine, and the Collateral Agent shall be entitled to collect and receive directly all rents, revenues and other proceeds of the Collateral and every part thereof, without prejudice, however, to the right of the Collateral Agent under any provision of this Agreement to collect and receive all cash held by, or required to be deposited with, the Collateral Agent hereunder. Such rents, revenues and other proceeds shall be applied to pay the expenses of the maintenance, use, operation, storage, insurance, leasing, control, management, disposition, improvement, modification or alteration of the Collateral and of conducting the business thereof, and to make all payments which the Collateral Agent may be required or may elect to make, if any, for taxes, assessments, insurance or other proper charges upon the Collateral or any part thereof (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of Airlines), and all other payments which the Collateral Agent may be required or authorized to make under any provision of this Agreement, as well as just and reasonable compensation for the services of the Collateral Agent, and of all persons properly engaged and employed by the Collateral Agent with respect hereto.

Section 6.06 Remedies Cumulative. To the fullest extent permitted by applicable Law, each and every right, power and remedy given to the Collateral Agent specifically or otherwise in this Agreement shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at Law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Collateral Agent, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. To the fullest extent permitted by applicable Law, no delay or omission by the Collateral Agent in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of Airlines or to be an acquiescence therein.

Section 6.07 Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case Airlines and the Collateral Agent shall, subject to any determination in such proceedings, be restored to their former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of Airlines or the Collateral Agent shall continue as if no such proceedings had been instituted.

Section 6.08 Waiver of Past Defaults. Upon written instruction from a Securityholder Instruction, the Collateral Agent shall waive any past default hereunder and its consequences and upon any such waiver such default shall cease to exist and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon; provided, that in the absence of written instructions from all the Securityholders, the Collateral Agent shall not waive any default (i) in the payment of all or any portion of the Secured Obligations then outstanding, or (ii) in respect of a covenant or provision hereof which, under Article IX, cannot be modified or amended without a Securityholder Instruction.

Section 6.09 Appointment of Receiver. To the fullest extent permitted by applicable Law, the Collateral Agent shall, as a matter of right, be entitled to the appointment of a receiver (who may be the Collateral Agent or any successor or nominee thereof) for all or any part of the Collateral, whether such receivership be incidental to a proposed sale of the Collateral or the taking of possession thereof or otherwise, and Airlines hereby consents to the appointment of such a receiver and will not oppose any such appointment. Any receiver appointed for all or any part of the Collateral shall be entitled to exercise all the rights and powers of the Collateral Agent with respect to the Collateral.

Section 6.10 Collateral Agent Authorized to Execute Bills of Sale, Etc. Airlines irrevocably appoints, to the fullest extent permitted by applicable Law, while an Event of Default has occurred and is continuing, the Collateral Agent the true and lawful attorney-in-fact of Airlines (which appointment is coupled with an interest) in its name and stead and on its behalf, for the purpose of effectuating any sale, assignment, transfer or delivery for the enforcement of the Lien of this Agreement, whether pursuant to foreclosure or power of sale, assignments and other instruments as may be necessary or appropriate or entering into any agreement described in Section 6.06, with full power of substitution, Airlines hereby ratifying and confirming all that such attorney or any substitute shall do by virtue hereof in accordance with applicable law. Nevertheless, if so requested by the Collateral Agent or any purchaser, Airlines shall ratify and confirm any such sale, assignment, transfer or delivery, by executing and delivering to the Collateral Agent or such purchaser all bills of sale, assignments, releases and other proper instruments to effect such ratification and confirmation as may be designated in any such request.

Section 6.11 Rights of Securityholders to Receive Payment. Notwithstanding any other provision of this Agreement, the right of any Securityholder to receive payment of principal of, and premium, if any, and interest on the Notes on or after the Stated Maturity, or to bring suit for the enforcement of any such payment in accordance with the terms of the Indenture, shall not be impaired or affected without a Securityholder Instruction. The proceeds of, and other realization upon, the Collateral by virtue of the exercise of remedies under this Section 6.13 shall be applied in accordance with Section 6.06.

Section 6.12 Limitations Under Civil Reserve Airfleet Program. Notwithstanding any other provision of this Agreement, during any period that a Spare Engine is subject to the Civil Reserve Air Fleet Program in accordance with the provisions of Section 5.02 and in possession of the U.S. Government, the Collateral Agent shall not, on account of any Event of Default, be entitled to exercise any of the remedies pursuant to this Article VI in such manner as to limit Airlines’ control under this Agreement of such Spare Engine, unless at least 60 days’ (or such other period as may then be applicable under the Civil Reserve Air Fleet program) written notice of such Event of Default hereunder shall have been given by the Collateral Agent by registered or certified mail to Airlines (and any Permitted Lessee) with a copy addressed to the Contracting Office Representative for the Air Mobility Command of the United States Air Force under any contract with Airlines (or any Permitted Lessee) relating to such Spare Engine.

Section 6.13 Application of Proceeds. Except as otherwise expressly provided in this Agreement and except as provided below in this Section 6.13, the Proceeds of, or other realization upon, all or any part of the Collateral by virtue of the exercise of remedies under Section 6.04, and any other cash at the time held by Collateral Agent or under this Agreement, shall be applied by Collateral Agent:

First, to the payment of the reasonable costs and expenses of such exercise of remedies, including reasonable out-of-pocket costs and expenses of Collateral Agent, the reasonable fees and expenses of its agents and counsel and all other reasonable expenses incurred and advances made by Collateral Agent in that connection;

Next, to the payment in full of the remaining Secured Obligations equally and ratably in accordance with their respective amounts then due and owing or as Collateral Agent holding the same may otherwise agree, as provided for in Article 2 of the Supplemental Indenture; and

Finally, subject to the rights of any other holder of any Lien or encumbrance in the relevant Collateral, to the payment to Airlines, or its respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

ARTICLE VII

IMMUNITIES OF THE COLLATERAL AGENT

Section 7.01 No Implied Duty. The Collateral Agent will not have any fiduciary duties nor will it have responsibilities or obligations other than those expressly assumed by it in this Agreement and the other Operative Agreements. The Collateral Agent will not be required to take any action that is contrary to applicable law or any provision of this Agreement or the other Operative Agreements.

Section 7.02 Appointment of Agents and Advisors. The Collateral Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, appraisers or other experts or advisors selected by it in good faith as it may reasonably require and will not be responsible for any misconduct or negligence on the part of any of them.

Section 7.03 Other Agreements. The Collateral Agent has accepted and is bound by the Operative Agreements executed by the Collateral Agent as of the date of this Agreement and, as directed by a Securityholder Instruction, the Collateral Agent shall execute additional Operative Agreements delivered to it after the date of this Agreement; provided, however, that such additional Operative Agreements do not adversely affect the rights, privileges, benefits and immunities of the Collateral Agent or impose on the Collateral Agent any additional duties or obligations. The Collateral Agent will not otherwise be bound by, or be held obligated by any other agreement.

Section 7.04 Solicitation of Instructions.

(a) The Collateral Agent may at any time solicit written confirmatory instructions, in the form of a Securityholder Instruction, an Officers’ Certificate or an order of a court of competent jurisdiction, as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or the other Operative Agreements, the Collateral Agent shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the terms of this Agreement.

(b) No written direction given to the Collateral Agent by a Securityholder Instruction that in the sole judgment of the Collateral Agent imposes, purports to impose or might reasonably be expected to impose upon the Collateral Agent any obligation or liability not set forth in or arising under this Agreement and the other Operative Agreements will be binding upon the Collateral Agent unless the Collateral Agent elects, at its sole option, to accept such direction.

Section 7.05 Limitation of Liability. The Collateral Agent will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under any other Operative Agreements, except for its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final nonappealable judgment.

Section 7.06 Documents in Satisfactory Form. The Collateral Agent will be entitled to require that all agreements, certificates, opinions, instruments and other documents at any time submitted to it, including those expressly provided for in this Agreement, be delivered to it in a form and with substantive provisions reasonably satisfactory to it.

Section 7.07 Entitled to Rely. The Collateral Agent may seek and rely upon, and shall be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel (who may be counsel to Airlines or the Company), independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by Airlines in compliance with the provisions of this Agreement, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Collateral Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the other Operative Agreements has been duly authorized to do so. To the extent an Officers’ Certificate or opinion of counsel is required or permitted under this Agreement to be delivered to the Collateral Agent in respect of any matter, the Collateral Agent may rely conclusively on an Officers’ Certificate or opinion of counsel as to such matter and such Officers’ Certificate or opinion of counsel shall be full warranty and protection to the Collateral Agent for any action taken, suffered or omitted by it under the provisions of this Agreement and the other Operative Agreements.

Section 7.08 Secured Debt Default. The Collateral Agent will not be required to inquire as to the occurrence or absence of any default and will not be affected by or required to act upon any notice or knowledge as to the occurrence of any default unless and until it is directed by a Securityholder Instruction.

Section 7.09 Actions by Collateral Agent. As to any matter not expressly provided for by this Agreement or the other Operative Agreements, the Collateral Agent will act or refrain from acting as directed by a Securityholder Instruction and will be fully protected if it does so, and any action taken, suffered or omitted pursuant to hereto or thereto shall be binding on the holders of Secured Obligations.

Section 7.10 Security or Indemnity in favor of the Collateral Agent. The Collateral Agent will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

Section 7.11 Rights of the Collateral Agent. In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in any other Operative Agreements, the terms and provisions of this Agreement shall supersede and control the terms and provisions of such other Operative Agreements. In the event there is any bona fide, good faith disagreement between the other parties to this Agreement or any of the other Operative Agreements resulting in adverse claims being made in connection with Collateral held by the Collateral Agent and the terms of this Agreement or any of the other Operative Agreements do not unambiguously mandate the action the Collateral Agent is to take or not to take in connection therewith under the circumstances then existing, or the Collateral Agent is in doubt as to what action it is required to take or not to take hereunder or under the other Operative Agreements, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise in writing by a request signed jointly by the parties hereto entitled to give such direction or by order of a court of competent jurisdiction.

Section 7.12 Limitations on Duty of Collateral Agent in Respect of Collateral.

(a) Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(b) The Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral, for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of Airlines to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Agent hereby disclaims any representation or warranty to the present and future holders of the Secured Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.

Section 7.13 Assumption of Rights, Not Assumption of Duties. Notwithstanding anything to the contrary contained herein:

(a) each of the parties hereto will remain liable under each of the Operative Agreements (other than this Agreement) to the extent set forth therein to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement had not been executed;

(b) the exercise by the Collateral Agent of any of its rights, remedies or powers hereunder will not release such parties from any of their respective duties or obligations under the other Operative Agreements; and

(c) the Collateral Agent will not be obligated to perform any of the obligations or duties of any of the parties thereunder other than the Collateral Agent.

Section 7.14 Additional Provisions Relating to the Collateral Agent.

(a) The Collateral Agent may refuse to follow any direction that conflicts with law or this Agreement, the Indenture or (subject to Section 7.11) any document or that would involve the Collateral Agent in personal liability; provided that the Collateral Agent may take any other action deemed proper by the Collateral Agent that is not inconsistent with such direction. Prior to taking any action under this Agreement or any of the Operative Agreements, the Collateral Agent shall be entitled to indemnification reasonably satisfactory to it against all losses and expenses caused by taking or not taking such action.

(b) The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of its powers hereunder and under any Other Operative Agreement, and neither it nor any of its officers, directors, employees or agents shall have any duty or liability or be responsible to Airlines for any act or failure to act hereunder, except for its own gross negligence, bad faith or willful misconduct. Nothing contained in this Agreement shall be construed as requiring or obligating the Collateral Agent, and the Collateral Agent shall not, absent an act by a Securityholder Instruction, be required or obligated, to (i) present or file any claim or notice or take any action with respect to any Collateral or in connection therewith or (ii) notify Airlines of any decline in the value of any Collateral.

(c) Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Airlines.

(d) No provision of this Agreement or any Operative Agreement shall be deemed to impose any duty or obligation on the Collateral Agent to perform any act or acts, receive or obtain any interest in property or exercise any interest in property, or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Collateral Agent shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, to receive or obtain any such interest in property or to exercise any such right, power, duty or obligation; and no permissive or discretionary power or authority available to the Collateral Agent shall be construed to be a duty.

(e) In no event shall the Collateral Agent be liable for any failure or delay in the performance of its obligations hereunder or under any of the other Operative Agreements because of circumstances beyond the Collateral Agent’s control, including, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement, or the failure of equipment or interruption of communications or computer facilities, and other, causes beyond the Collateral Agent’s control whether or not of the same class or kind as specifically named above.

(f) The Collateral Agent shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement or any of the other Operative Agreements.

(g) Notwithstanding anything to the contrary contained in this Agreement or any of the other Operative Agreements, under no circumstances shall the Collateral Agent be liable for any special, punitive, exemplary or consequential damages.

(h) The Collateral Agent shall have no liability to Airlines for interest on any money received by it under this Agreement or any of the other Operative Agreements except as otherwise agreed in writing with Airlines.

Section 7.15 Appointment of Co-Collateral Agent. Solely for the purpose of meeting any legal requirement of any jurisdiction in which any part of the Collateral may at the time be located, the Collateral Agent shall have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as a co-Collateral Agent or separate Collateral Agent or separate Collateral Agents, of all or any part of the Collateral, and to vest in such Person or Persons, in such capacity and for the benefit of the Securityholders, such title to the Collateral, or any part hereof, and subject to the other provisions of this Section, such powers, duties, obligations, and rights as the Collateral Agent may consider necessary or desirable. No co-Collateral Agent or separate Collateral Agent hereunder shall be required to meet the terms of eligibility as a successor Collateral Agent under Section 8.02 and no notice to the Securityholders of the appointment of any co-Collateral Agent or separate Collateral Agent shall be required under this Agreement or any of the other Operative Agreements.

(a) Every separate Collateral Agent and co-Collateral Agent shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights, powers, duties and obligations conferred or imposed upon the Collateral Agent shall be conferred or imposed upon and exercised or performed by the Collateral Agent and such separate Collateral

Agent or co-Collateral Agent jointly (it being understood that such separate Collateral Agent or co-Collateral Agent is not authorized to act separately without the Collateral Agent joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Collateral Agent shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Collateral or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate Collateral Agent or co-Collateral Agent, but solely at the direction of the Collateral Agent;

(ii) no Collateral Agent shall be personally liable by reason of any act or omission of any other Collateral Agent under the Operative Agreements; and

(iii) the Collateral Agent may at any time accept the resignation of or remove any separate Collateral Agent or co-Collateral Agent.

(b) Any notice, request or other writing given to the Collateral Agent shall be deemed to have been given to each of the then separate Collateral Agents and co-Collateral Agents, as effectively as if given to each of them. Every instrument appointing any separate Collateral Agent or co-Collateral Agent shall refer to this Agreement and the conditions of this Section 7.15. Each separate Collateral Agent and co-Collateral Agent, upon its acceptance of the obligations conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Collateral Agent or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Collateral Agent. Every such instrument shall be filed with the Collateral Agent.

(c) Any separate Collateral Agent or co-Collateral Agent may at any time constitute the Collateral Agent its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate Collateral Agent or co-Collateral Agent shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and obligations shall vest in and be exercised by the Collateral Agent, to the extent permitted by law, without the appointment of a new or successor Collateral Agent.

ARTICLE VIII

RESIGNATION AND REMOVAL OF THE COLLATERAL AGENT

Section 8.01 Resignation or Removal of Collateral Agent. Subject to the appointment of a successor Collateral Agent as provided in Section 8.02 and the acceptance of such appointment by the successor Collateral Agent:

(a) the Collateral Agent may resign at any time by giving not less than 30 days’ notice of resignation to Airlines; and

(b) the Collateral Agent may be removed at any time, with or without cause, by a Securityholder Instruction.

Section 8.02 Appointment of Successor Collateral Agent. Upon any such resignation or removal, a successor Collateral Agent may be appointed by a Securityholder Instruction. If no successor Collateral Agent has been so appointed and accepted such appointment within 30 days after the predecessor Collateral Agent gave notice of resignation or was removed, the retiring Collateral Agent may (at the expense of Airlines), at its option, appoint a successor Collateral Agent, or petition a court of competent jurisdiction for appointment of a successor Collateral Agent, which must be a bank or trust company:

(a) authorized to exercise corporate trust powers; and

(b) having a combined capital and surplus of at least $500,000,000.

The Collateral Agent will fulfill its obligations hereunder until a successor Collateral Agent meeting the requirements of this Section 8.02 has accepted its appointment as Collateral Agent and the provisions of Section 8.03 have been satisfied.

Section 8.03 Succession. When the Person so appointed as successor Collateral Agent accepts such appointment:

(a) such Person will succeed to and become vested with all the rights, powers, privileges and duties of the predecessor Collateral Agent, and the predecessor Collateral Agent will be discharged from its duties and obligations hereunder; and

(b) the predecessor Collateral Agent will (at the expense of Airlines) promptly transfer all Liens and collateral security and other property of the Trust Estate within its possession or control to the possession or control of the successor Collateral Agent and will execute instruments and assignments as may be necessary or desirable or reasonably requested by the successor Collateral Agent to transfer to the successor Collateral Agent all Liens, interests, rights, powers and remedies of the predecessor Collateral Agent in respect of the Operative Agreements.

Thereafter the predecessor Collateral Agent will remain entitled to enforce the immunities granted to it in Article VII.

Section 8.04 Merger, Conversion or Consolidation of Collateral Agent. Any Person into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Collateral Agent shall be the successor of the Collateral Agent pursuant to Section 8.03, provided that without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding, such Person satisfies the eligibility requirements specified in clauses (a) through (d) of Section 8.02.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01 Amendment.

(a) No amendment or supplement to the provisions of any Operative Agreements will be effective without the approval of the Collateral Agent acting as directed by a Securityholder Instruction, except that:

(i) any amendment or supplement that has the effect solely of (i) adding or maintaining Collateral, or preserving, perfecting or establishing the Liens thereon or the rights of the Collateral Agent therein; (ii) curing any ambiguity, defect or inconsistency; (iii) providing for the assumption of Airlines’ obligations under this Agreement in the case of a merger or consolidation or sale of all or substantially all of such Airlines’ assets, as applicable; (iv) making any change that would provide any additional rights or benefits to the Securityholders or the Collateral Agent or that does not adversely affect the legal rights under the Indenture or this Agreement; (v) conforming the text of this Agreement to any other provision of any Operative Agreement to the extent that such provision was intended to be a verbatim recitation of a provision of this Agreement or such other Operative Agreement; or (vi) adding any Operative Agreement, will, in each case, become effective when executed and delivered by Airlines and the Collateral Agent; and

(ii) no amendment or supplement that imposes any obligation upon the Collateral Agent or adversely affects the rights of the Collateral Agent will become effective without the additional consent of the Collateral Agent.

(b) The Collateral Agent will not enter into any amendment or supplement unless it has received an Officers’ Certificate to the effect that such amendment or supplement will not result in a breach of any provision or covenant contained in any of the Operative Agreements. Prior to executing any amendment or supplement pursuant to this Section 9.01, the Collateral Agent will be entitled to receive an opinion of counsel of Airlines to the effect that the execution of such document is authorized or permitted hereunder, and with respect to amendments adding Collateral, an opinion of counsel of Airlines addressing customary perfection.

Section 9.02 Voting. In connection with any matter under this Agreement requiring a vote of Securityholders, each Securityholder will cast its vote in accordance with the Indenture.

(a) Upon the request of the Collateral Agent, Airlines will permit the Collateral Agent or any of its agents or representatives, at reasonable times and intervals upon reasonable prior notice, to visit their offices and sites and inspect any of the Collateral and to discuss matters relating to the Collateral with their respective officers and independent public accountants. Airlines shall, at any reasonable time and from time to time upon reasonable prior notice, permit the Collateral Agent or any of its agents or representatives to examine and make copies of and abstracts from the records and books of account of Airlines and their Subsidiaries, all at Airlines’ expenses.

Section 9.03 Successors and Assigns.

(a) Except as provided in Section 7.02 and Section 7.15 the Collateral Agent may not, in its capacity as such, delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights shall be null and void.

(b) All obligations of the Collateral Agent hereunder will inure to the sole and exclusive benefit of, and be enforceable by, Securityholders, who will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

(c) Airlines may not delegate any of its duties, except in accordance with the Indenture or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of the Airlines hereunder will inure to the sole and exclusive benefit of, and be enforceable by, the Collateral Agent, on behalf of itself and on behalf of each Securityholder, whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

Section 9.04 Delay and Waiver. No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement or any of the other Operative Agreements will impair any such right, power or remedy or operate as a waiver thereof. No single or partial exercise of any such right, power or remedy will preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

Section 9.05 Notices. Any communications, including notices and instructions, between the parties hereto or notices provided herein to be given, shall be in writing and shall be given to the following addresses:

If to the Collateral Agent:	The Bank of New York Mellon
c/o The Bank of New York Mellon Trust Company, N.A.
601 Travis Street, 18th Floor
Houston, TX 77002
Attention: Corporate Trust Services
Fax: (713) 483-7038

If to Airlines:	c/o ExpressJet Holdings, Inc.
700 North Sam Houston Parkway East
Suite 200
Houston, Texas 77067
Attn: Vice President and General Counsel
Fax: (832) 353-1141

If to the Trustee:	The Bank of New York Mellon Trust Company, N.A.
601 Travis Street, 18th Floor
Houston, TX 77002
Attention: Corporate Trust Services
Fax: (713) 483-7038

All notices and communications will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the relevant address set forth above. To the extent applicable, any notice or communication will also be so mailed to any Person described in § 313(c) of the Trust Indenture Act of 1939, as amended, to the extent required thereunder. Failure to mail a notice or communication or any defect in it will not affect its sufficiency with respect to Securityholders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, provided that no notice or communication to the Collateral Agent or the Trustee shall be deemed received by it unless such notice or communication is actually received by it at its address (including via fax) set forth above.

Section 9.06 Entire Agreement. This Agreement states the complete agreement of the parties relating to the undertaking of the Collateral Agent set forth herein and supersedes all oral negotiations and prior writings in respect of such undertaking.

Section 9.07 Compensation; Expenses. Airlines agrees to pay, promptly upon demand:

(a) such compensation to the Collateral Agent and its agents as Airlines and the Collateral Agent may agree in writing from time to time;

(b) all reasonable costs and expenses incurred by the Collateral Agent and its agents in the preparation, execution, delivery, filing, recordation, administration or enforcement of this Agreement or any other Operative Agreement or any consent, amendment, waiver or other modification relating hereto or thereto;

(c) all reasonable fees, expenses and disbursements of legal counsel and any auditors, accountants, consultants or appraisers or other professional advisors and agents engaged by the Collateral Agent incurred in connection with the negotiation, preparation, closing, administration, performance or enforcement of this Agreement and the other Operative Agreements or any consent, amendment, waiver or other modification relating hereto or thereto and any other document or matter requested by Airlines;

(d) all reasonable costs and expenses incurred by the Collateral Agent and its agents in creating, perfecting, preserving, releasing or enforcing the Collateral Agent’s Liens on the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and title insurance premiums;

(e) all other reasonable costs and expenses incurred by the Collateral Agent and its agents in connection with the negotiation, preparation and execution of the Operative Agreements and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby or the exercise of rights or performance of obligations by the Collateral Agent thereunder;

(f) after the occurrence of any Default, all costs and expenses incurred by the Collateral Agent and its agents in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Operative Agreements or any interest, right, power or remedy of the Collateral Agent or in connection with the collection or enforcement of any of the Secured Obligations or the proof, protection, administration or resolution of any claim based upon the Secured Obligations in any Insolvency or Liquidation Proceeding, including all fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Agent or its agents; and

(g) all filing and recordation fees, expenses and taxes.

The agreements in this Section 9.07 will survive repayment of all other Secured Obligations and the removal or resignation of the Collateral Agent.

Section 9.08 Indemnity.

(a) Airlines agrees to defend, indemnify, pay and hold harmless the Collateral Agent, each Securityholder and each of their respective Affiliates and each and all of the directors, officers, partners, trustees, employees, attorneys and agents, and (in each case) their respective heirs, representatives, successors and assigns (each of the foregoing, an “Indemnitee”) from and against any and all Indemnified Liabilities; provided, no Indemnitee will be entitled to indemnification hereunder with respect to any Indemnified Liability to the extent such Indemnified Liability is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b) All amounts due under this Section 9.08 will be payable upon demand.

(c) To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in Section 9.08(a) may be unenforceable in whole or in part because they violate any law or public policy, to the fullest extent permitted by applicable Law, Airlines will contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(d) To the fullest extent permitted by applicable Law, Airlines will not assert any claim against any Indemnitee, on any theory of liability, for any lost profits or special, indirect or consequential damages or (to the fullest extent a claim for punitive damages may lawfully be waived) any punitive damages arising out of, in connection with, or as a result of, this Agreement or any other Operative Agreement or any agreement or instrument or transaction contemplated hereby or relating in any respect to any Indemnified Liability, and to the fullest extent permitted by applicable Law, Airlines hereby forever waives, releases and agrees not to sue upon any claim for any such lost profits or special, indirect, consequential or (to the fullest extent lawful) punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(e) The agreements in this Section 9.08 will survive repayment of all other Secured Obligations and the removal or resignation of the Collateral Agent.

Section 9.09 Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any respect or in any jurisdiction, the validity, legality and enforceability of such provision in all other respects and of all remaining provisions, and of such provision in all other jurisdictions, will not in any way be affected or impaired thereby.

Section 9.10 Headings. Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Agreement and will in no way modify or restrict any of the terms or provisions hereof.

Section 9.11 Obligations Secured. All obligations of Airlines set forth in or arising under this Agreement will be Secured Obligations and are secured by all Liens granted by the Operative Agreements.

Section 9.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 9.13 Consent to Jurisdiction. All judicial proceedings brought against any party hereto arising out of or relating to this Agreement or any of the other Operative Agreements may, to the fullest extent permitted by applicable Law, be brought in any state or federal court of competent jurisdiction in the State, County and City of New York. By executing and delivering this Agreement, Airlines, for itself and in connection with its properties, irrevocably, to the fullest extent permitted by applicable Law:

(a) accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts;

(b) waives any defense of forum non conveniens;

(c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 9.05;

(d) agrees that service as provided in clause (3) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court and otherwise constitutes effective and binding service in every respect; and

(e) agrees each party hereto retains the right to serve process in any other manner permitted by law or to bring proceedings against any party in the courts of any other jurisdiction.

Section 9.14 Waiver of Jury Trial. To the fullest extent permitted by applicable Law, each party to this Agreement waives its rights to a jury trial of any claim or cause of action based upon or arising under this Agreement or any of the other Operative Agreements or any dealings between them relating to the subject matter of this Agreement or the intents and purposes of the other Operative Agreements. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement and the other Operative Agreements, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to this Agreement acknowledges that this waiver is a material inducement to enter into a business relationship, that each party hereto has already relied on this waiver in entering into this Agreement, and that each party hereto will continue to rely on this waiver in its related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 9.14 and executed by each of the parties hereto), and this waiver will apply to any subsequent amendments, renewals, supplements or modifications of or to this Agreement or any of the other Operative Agreements or to any other documents or agreements relating thereto. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 9.15 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile), each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument.

Section 9.16 Effectiveness. This Agreement will become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by each party of written notification of such execution and written or telephonic authorization of delivery thereof; provided, that if the Supplemental Indenture is rendered null and void and of no effect by operation of Section 3.1 thereof, then this Agreement shall also be null and void and of no effect.

Section 9.17 Insolvency. To the fullest extent permitted by applicable Law, this Agreement will be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding by or against Airlines. To the fullest extent permitted by applicable Law, the relative rights, as provided for in this Agreement, will continue after the commencement of any such Insolvency or Liquidation Proceeding on the same basis as prior to the date of the commencement of any such case, as provided in this Agreement.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by their respective authorized officers or representatives as of the date first written above.

COMPANY:

EXPRESSJET HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Phung Ngo-Burns
Name:	Phung Ngo-Burns
Title:	Chief Accounting Officer and Interim Chief Financial Officer

AIRLINES:

EXPRESSJET AIRLINES, INC.,
a Delaware corporation

By:	/s/ Phung Ngo-Burns
Name:	Phung Ngo-Burns
Title:	Chief Accounting Officer and Interim Chief Financial Officer

COLLATERAL AGENT:

THE BANK OF NEW YORK MELLON,
as Collateral Agent

By:	/s/ Geovanni Barris
Name:	Geovanni Barris
Title:	Vice President

ANNEX 1

ORGANIZATION AND CHIEF EXECUTIVE OFFICE OF OBLIGOR

Obligor’s Legal Name, Type and Jurisdiction of Organization, and Organizational Identification Number:

ExpressJet Airlines, Inc., a corporation organized under the laws of the State of Delaware.

Organizational Number: 75-3033091

Obligor’s Chief Executive Office and Mailing Address:

ExpressJet Airlines, Inc.

700 North Sam Houston Parkway West

Suite 200

Houston, Texas 77067

Attention:	Vice President and General Counsel
Telephone:	(832) 353-1401
Telecopy:	(832) 353-1141

ANNEX 2

INSURANCE

Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference in Article I to the Agreement.

A.	Liability Insurance

(i) Airlines will carry or cause to be carried at all times, at no expense to any Additional Insured (as defined below), third party liability insurance with respect to the Pledged Spare Parts which is (i) of an amount and scope as may be customarily maintained by Airlines for equipment similar to the Pledged Spare Parts or such Aircraft on which a Pledged Spare Engine is installed, as applicable, and (ii) maintained in effect with insurers of nationally or internationally recognized responsibility (such insurers being referred to herein as “Approved Insurers”).

(ii) During any period that a Pledged Spare Engine is on the ground and not in operation, Airlines may carry or cause to be carried as to such Pledged Spare Engine, in lieu of the insurance required by Section A(i) above, except that (i) the amount of coverage shall not be required to exceed the amounts of public liability and property damage insurance from time to time applicable to engines owned or leased and operated by Airlines of the same type as such Pledged Spare Engine which is on the ground and not in operation and (ii) the scope of the risks covered and the type of insurance shall be the same as from time to time shall be applicable to engines owned or leased and operated by Airlines of the same type as such Pledged Spare Engine which is on the ground and not in operation.

B.	Property Insurance

Airlines will carry or cause to be carried at all times, at no expense to any Additional Insured, with Approved Insurers insurance covering physical damage to the Pledged Spare Parts providing for the reimbursement of the actual expenditure incurred in repairing or replacing any damaged or destroyed Pledged Spare Part or, if not repaired or replaced, for the payment of the amount it would cost to repair or replace such Pledged Spare Part, on the date of loss, with proper deduction for obsolescence and physical depreciation.

Any policies of insurance carried in accordance with this Section B covering the Pledged Spare Parts and any policies taken out in substitution or replacement for any such policies shall provide that (i) all insurance proceeds paid under such policies as a result of the occurrence of an Event of Loss with respect to any Pledged Spare Parts involving proceeds in excess of the Threshold Amount will be paid to the Collateral Agent, it being agreed that the Collateral Agent shall pay the amount of such proceeds to Airlines or its order to the extent required under Section 5.04(b) of the Agreement, and (ii) the entire amount of any insurance proceeds not involving an Event of Loss with respect to any Pledged Spare Parts or involving proceeds of the Threshold Amount or less shall be paid to Airlines or its order; provided that if an Event of Default shall have occurred and be continuing and the insurers have been notified thereof by the Collateral Agent, the amount of any proceeds of any loss with respect to the Pledged Spare Parts shall be paid to the Collateral Agent.

C.	Hull Insurance

(i) Except as provided in Section C(ii) below, Airlines will carry or cause to be carried at all times, at no expense to any Additional Insured, with Approved Insurers “all-risk” ground and flight aircraft hull insurance covering each Aircraft on which a Pledged Spare Engine is installed and all-risk property damage insurance covering each Pledged Spare Engine while removed from an Aircraft which are of the type as from time to time applicable to engines owned or leased and operated by Airlines of the same type as such Pledged Spare Engine for an amount in the aggregate applicable to all of the Pledged Spare Engines at all times not less than 110% of the aggregate Pro Rata Share Amount for all Pledged Spare Engines.

Any policies of insurance carried in accordance with this Section C(i) covering the Pledged Spare Engines and any policies taken out in substitution or replacement for any such policies shall provide that (1) all insurance proceeds paid under such policies as a result of the occurrence of an Event of Loss with respect to any Pledged Spare Engines involving proceeds in excess of the Threshold Amount will be paid to the Collateral Agent (it being agreed that the Collateral Agent shall pay the amount of such proceeds to Airlines or its order to the extent required under the Agreement), except in the case of a loss with respect to a Pledged Spare Engine while installed on an aircraft, in which case Airlines (or the applicable Permitted Lessee) shall endeavor to arrange for any payment of insurance proceeds in respect of such loss to be held for the account of the Collateral Agent whether such payment is made to Airlines (or the applicable Permitted Lessee) or any third party (provided that the foregoing shall not affect Airlines’ obligation, in the case of an Event of Loss with respect to a Pledged Spare Engine, either to replace such Pledged Spare Engine or to provide Cash Collateral to the Collateral Agent pursuant to the Agreement), it being understood and agreed that in the case of any payment to the Collateral Agent otherwise than in respect of an Event of Loss, the Collateral Agent shall, upon receipt of an officers’ certificate stating that the damage giving rise to such payment shall have been repaired or that such payment shall then be required to pay for repairs then being made, pay the amount of such payment to Airlines or its order, unless an Event of Default shall have occurred and be continuing and the insurers have been notified thereof by the Collateral Agent and (2) the entire amount of any insurance proceeds not involving an Event of Loss with respect to any Pledged Spare Engines or involving proceeds of the Threshold Amount or less shall be paid to Airlines or its order; provided that if a Special Default or Event of Default shall have occurred and be continuing and the insurers have been notified thereof by the Collateral Agent, the amount of any proceeds of any loss with respect to the Pledged Spare Engines shall be paid to the Collateral Agent.

(ii) During any period that an Aircraft or a Spare Engine is on the ground and not in operation, the Owner may carry or cause to be carried as to such Aircraft or Spare Engine, in lieu of the insurance required by Section A(i) above, insurance otherwise conforming with the provisions of said Section A(i) except that the scope of the risks and the type of insurance shall be the same as from time to time applicable, in the case of an Aircraft, to aircraft owned or leased and operated by the Owner of the same type or, in the case of a Spare Engine, to engines owned or leased and operated by Airlines, in any such case similarly on the ground and not in operation, provided that Airlines shall maintain insurance against risk of loss or damage for an amount in the aggregate applicable to all of the Pledged Spare Engines not less than 110% of the aggregate Pro Rata Share Amount for all Pledged Spare Engines.

D.	War-Risk, Hijacking and Allied Perils Insurance

If Airlines (or any Permitted Lessee) shall at any time operate or propose to operate an Aircraft while a Pledged Spare Engine is installed thereon (i) in any area of recognized hostilities or (ii) on international routes and war-risk, hijacking or allied perils insurance is maintained by the Owner (or, if such Pledged Spare Engine is subject to a Permitted Lease, such Permitted Lessee) with respect to other aircraft owned or leased and operated by Airlines (or, if such Pledged Spare Engine is subject to a Permitted Lease, such Permitted Lessee) on such routes or in such areas, Airlines (or such Permitted Lessee) shall maintain or cause to be maintained war-risk, hijacking and related perils insurance of substantially the same type carried by major United States commercial air carriers operating the same or comparable models of engines on similar routes or in such areas and in no event in an amount less than, in the case of any Pledged Spare Engine installed on such Aircraft, 110% of the Pro Rata Share Amount for such Pledged Spare Engine.

E.	General Provisions

Any policies of insurance carried in accordance with Sections A and B, including any policies taken out in substitution or replacement for such policies:

(i) shall name the Collateral Agent and the Trustee as an additional insured (collectively, the “Additional Insureds”), as their respective interests may appear;

(ii) in the case of Section A, shall provide that, in respect of the interests of the Additional Insureds in such policies, the insurance shall not be invalidated or impaired by any act or omission (including misrepresentation and nondisclosure) by Airlines (or any Permitted Lessee) or any other Person (including, without limitation, use of the Pledged Spare Parts or the Pledged Spare Engines for illegal purposes) and shall insure the Additional Insureds regardless of any breach or violation of any representation, warranty, declaration, term or condition contained in such policies by Airlines (or any Permitted Lessee);

(iii) shall provide that, if the insurers cancel such insurance for any reason whatsoever, or if the same is allowed to lapse for nonpayment of premium, or if any material change is made in the insurance which adversely affects the interest of any of the Additional Insureds, such cancellation, lapse or change shall not be effective as to the Additional Insureds for 30 days (or, in the case of nonpayment of premiums or cancellation by Airlines, 10 days or, in the case of war risk, hijacking and allied perils insurance, seven days) after receipt by the Additional Insureds of written notice by such insurers of such cancellation, lapse or change, provided that if any notice period specified above is not reasonably obtainable, such policies shall provide for as long a period of prior notice as shall then be reasonably obtainable;

(iv) shall waive any right of recourse, subrogation, setoff, recoupment, counterclaim or other deduction against any Additional Insured;

(v) shall be primary without right of contribution from any other insurance that may be available to any Additional Insured;

(vi) in the case of Section A, shall provide that all of the liability insurance provisions thereof, except the limits of liability, shall operate in all respects as if a separate policy had been issued covering each party insured thereunder; and

(vii) shall provide that none of the Additional Insureds shall be liable for any insurance premium.

F.	Reports and Certificates; Other Information

On or prior to the date of this Agreement and on or prior to each renewal date of the insurance policies required hereunder, Airlines will furnish or cause to be furnished to the Collateral Agent insurance certificates describing in reasonable detail the insurance maintained by Airlines or any Permitted Lessee hereunder and a report, signed by Airlines’ regularly retained independent insurance broker (the “Insurance Broker”), stating the opinion of such Insurance Broker that all premiums in connection with the insurance then due have been paid and that the insurance terms are in compliance with the requirements of this Annex 2. Airlines will request the Insurance Broker to agree to advise the Collateral Agent in writing of any default in the payment of any premium of which it has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on the Pledged Spare Parts or the Pledged Spare Engines or cause the cancellation, termination or interruption of such insurance (and, if the Insurance Broker does not so agreed, Airlines shall advise the Collateral Agent in writing of any such default in payment) and to advise the Collateral Agent in writing at least 30 days prior to the cancellation, lapse or material adverse change of any insurance maintained pursuant to this Annex 2 (or, in the case of nonpayment of premiums or cancellation by Airlines, 10 days or, in the case of war risk, hijacking and allied perils insurance, seven days or such shorter period as may be available in the international insurance market, as the case may be).

G.	Right to Pay Premiums

None of the Collateral Agent and the other Additional Insureds shall have any obligation to pay any premium, commission, assessment or call due on any such insurance (including reinsurance). Notwithstanding the foregoing, in the event of cancellation of any insurance due to the nonpayment of premiums, the Collateral Agent shall have the option, in its sole discretion, to pay any such premium in respect of the Pledged Spare Parts or the Pledged Spare Engines that is due in respect of the coverage pursuant to the Agreement and to maintain such coverage, as the Collateral Agent may require, until the scheduled expiry date of such insurance and, in such event, Airlines shall, upon demand, reimburse the Collateral Agent for amounts so paid by it.

H.	Deductibles; Self-insurance

Airlines may self-insure by way of deductible, premium adjustment or franchise provisions or otherwise in the insurance covering the risks required to be insured against pursuant to this Annex 2 in such amounts as shall be consistent with normal industry practice.

ANNEX 3

INDENTURE

ANNEX 4

FAA LEASE TERMINATIONS

FAA LEASE TERMINATION

RRPF Engine Leasing Limited, as lessor, and ExpressJet Airlines, Inc. (formerly Continental Express, Inc.), as lessee, hereby (i) terminate that certain Lease Agreement, which is described and defined on Exhibit A attached hereto; and (ii) release all equipment, including the Equipment defined on Exhibit A attached hereto, from the terms and conditions of the Lease Agreement.

This FAA Lease Termination may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Dated as of this      day of             , 2008.

RRPF Engine Leasing Limited, as lessor

By:
Name:
Title:

ExpressJet Airlines, Inc. (formerly Continental Express, Inc.), as lessee

By:
Name:
Title:

EXHIBIT A

The Lease Agreement

Engine Lease Agreement dated September 9, 1997, between RRPF Engine Leasing Limited, as lessor, and Continental Express, Inc., as lessee (“Lessee”), with Acceptance Certificate dated September 9, 1997, by the Lessee, attached thereto, recorded as one instrument by the FAA on September 15, 1997, as Conveyance Number FF22564 (the “Lease Agreement”).

The Equipment

One (1) Rolls-Royce Corporation model AE3007A1P (described on the International Registry drop down menu as ROLLS ROYCE model AE3007A) aircraft engine bearing manufacturer’s serial number CAE310034 (the “Equipment”).

FAA LEASE TERMINATION

RRPF Engine Leasing Limited, as lessor, and ExpressJet Airlines, Inc. (formerly Continental Express, Inc.), as lessee, hereby (i) terminate that certain Lease Agreement, which is described and defined on Exhibit A attached hereto; and (ii) release all equipment, including the Equipment defined on Exhibit A attached hereto, from the terms and conditions of the Lease Agreement.

This FAA Lease Termination may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Dated as of this      day of             , 2008.

RRPF Engine Leasing Limited, as lessor

By:
Name:
Title:

ExpressJet Airlines, Inc. (formerly Continental Express, Inc.), as lessee

By:
Name:
Title:

EXHIBIT A

The Lease Agreement

Engine Lease Agreement dated December 8, 1997, between RRPF Engine Leasing Limited, as lessor, and Continental Express, Inc., as lessee (“Lessee”), with Acceptance Certificate dated December 8, 1997, by the Lessee, attached thereto, recorded as one instrument by the FAA on January 16, 1998 as Conveyance Number T056206 (the “Lease Agreement”).

The Equipment

One (1) Rolls-Royce Corporation model AE3007A1P (described on the International Registry drop down menu as ROLLS ROYCE model AE3007A) aircraft engine bearing manufacturer’s serial number CAE310064 (the “Equipment”).

FAA LEASE TERMINATION

RRPF Engine Leasing Limited, as lessor, and ExpressJet Airlines, Inc. (formerly Continental Express, Inc.), as lessee, hereby (i) terminate that certain Lease Agreement, which is described and defined on Exhibit A attached hereto; and (ii) release all equipment, including the Equipment defined on Exhibit A attached hereto, from the terms and conditions of the Lease Agreement.

This FAA Lease Termination may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Dated as of this      day of             , 2008.

RRPF Engine Leasing Limited, as lessor

By:
Name:
Title:

ExpressJet Airlines, Inc. (formerly Continental Express, Inc.), as lessee

By:
Name:
Title:

EXHIBIT A

The Lease Agreement

Engine Lease Agreement dated September 9, 1997, between RRPF Engine Leasing Limited, as lessor, and Continental Express, Inc., as lessee (“Lessee”), with Acceptance Certificate dated September 9, 1997 by the Lessee, attached thereto, recorded as one instrument by the FAA on September 15, 1997, as Conveyance No. FF22565 (the “Lease Agreement”).

The Equipment

One (1) Rolls-Royce Corporation model AE3007A1P (described on the International Registry drop down menu as ROLLS ROYCE model AE3007A) aircraft engine bearing manufacturer’s serial number CAE310018 (the “Equipment”).

FAA LEASE TERMINATION

RRPF Engine Leasing Limited, as lessor, and ExpressJet Airlines, Inc. (formerly Continental Express, Inc.), as lessee, hereby (i) terminate that certain Lease Agreement, which is described and defined on Exhibit A attached hereto; and (ii) release all equipment, including the Equipment defined on Exhibit A attached hereto, from the terms and conditions of the Lease Agreement.

This FAA Lease Termination may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Dated as of this      day of             , 2008.

RRPF Engine Leasing Limited, as lessor

By:
Name:
Title:

ExpressJet Airlines, Inc. (formerly Continental Express, Inc.), as lessee

By:
Name:
Title:

EXHIBIT A

The Lease Agreement

Engine Lease Agreement dated September 9, 1997, between RRPF Engine Leasing Limited, as lessor, and Continental Express, Inc., as lessee (“Lessee”), with Acceptance Certificate dated September 9, 1997, by the Lessee, attached thereto, recorded as one instrument by the FAA on September 15, 1997, as Conveyance Number. FF22566 (the “Lease Agreement”).

The Equipment

One (1) Rolls-Royce Corporation model AE3007A1P (described on the International Registry drop down menu as ROLLS ROYCE model AE3007A) aircraft engine bearing manufacturer’s serial number CAE310025 (the “Equipment”).

FAA LEASE TERMINATION

RRPF Engine Leasing Limited, as lessor, and ExpressJet Airlines, Inc. (formerly Continental Express, Inc.), as lessee, hereby (i) terminate that certain Lease Agreement, which is described and defined on Exhibit A attached hereto; and (ii) release all equipment, including the Equipment defined on Exhibit A attached hereto, from the terms and conditions of the Lease Agreement.

This FAA Lease Termination may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Dated as of this      day of             , 2008.

RRPF Engine Leasing Limited, as lessor

By:
Name:
Title:

ExpressJet Airlines, Inc. (formerly Continental Express, Inc.), as lessee

By:
Name:
Title:

EXHIBIT A

The Lease Agreement

Engine Lease Agreement dated April 10, 1998, between RRPF Engine Leasing Limited, as lessor, and Continental Express, Inc., as lessee (“Lessee”), with Acceptance Certificate undated, by the Lessee, attached thereto, recorded as one instrument by the FAA on April 15, 1998, as Conveyance Number. II010877 (the “Lease Agreement”).

The Equipment

One (1) Rolls-Royce Corporation model AE3007A (described on the International Registry drop down menu as ROLLS ROYCE model AE3007A) aircraft engine bearing manufacturer’s serial number CAE310069 (the “Equipment”).

SCHEDULE I

DESIGNATED LOCATIONS

1. ExpressJet Airlines, Inc. TYS - 202050451 2025 Callahan Road Louisville TN 37777 United States	12. ExpressJet Airlines, Inc. SAT - 202050733 Terminal One 9800 Airport Blvd. San Antonio TX 78216 United States

2. ExpressJet Airlines, Inc. CLE - 102050198 19200 Primary Drive Cleveland OH 44135 United States	13. ExpressJet Airlines, Inc. SMF - 202050723 6960 Airport Blvd. Sacramento CA 95837 United States

3. ExpressJet Airlines, Inc. IAH - 102050402 17795 JFK Blvd. Houston TX 77032 United States	14. ExpressJet Airlines, Inc. SAN - 202050736 234E Stillwater Road San Diego CA 92101 United States

4. ExpressJet Airlines, Inc. SHV - 102050774 6990 Challenger Drive Shreveport LA 71109 United States	15. ExpressJet Airlines, Inc. BNA - 102050581 1 Terminal Drive, Suite 329 Nashville TN 37214 United States

5. ExpressJet Airlines, Inc. EWR - 102050599 Terminal C Gate 130-134 Newark International Airport Newark NJ 07114 United States	16. ExpressJet Airlines, Inc. CLT - 102050176 3628-A Yorkmont Road Charlotte NC 28208 United States

6. ExpressJet Airlines, Inc. RIC - 102050770 5555 Fox Road Richmond VA 23250 United States

7. ExpressJet Airlines, Inc. ONT - 202050633 2475 E. Avion Ontario CA United States	17. ExpressJet Airlines, Inc. AUS - 202050533 3600 Presidential Blvd., Suite 209 Austin TX 78719 United States

8. ExpressJet Airlines, Inc. LAX - 152050500 600 World Way West Ramp Level Room 30 Los Angeles CA 90045 United States	18. ExpressJet Airlines, Inc. IAD - 102050265 151 Cargo Drive Dulles VA 20166 United States

9. ExpressJet Airlines, Inc. MTY Carretera A Laredo N01006 Apodaca, Mexico	19. ExpressJet Airlines, Inc. Luis Munoz Marin International Airport Terminal B San Juan, Puerto Rico 00979

10. ExpressJet Airlines, Inc. LCH - 102050461 500 Airport Blvd., Hanger H Lake Charles LA 70606 United States

11. ExpressJet Airlines, Inc. MCI - 992050466 594 Mexico City Ave. Kansas City MO 64153 United States

ExpressJet Airlines, Inc. confirms it is an air carrier certificated under 49 USC §44705.

SCHEDULE II

SPARE ENGINES

No.	MANUFACTURER[1]	MODEL[2]	SERIAL NUMBER
1.	Rolls-Royce Corporation	AE3007A1P	CAE310018
2.	Rolls-Royce Corporation	AE3007A1P	CAE310019
3.	Rolls-Royce Corporation	AE3007A1/3	CAE310022
4.	Rolls-Royce Corporation	AE3007A1P	CAE310025
5.	Rolls-Royce Corporation	AE3007A1P	CAE310034
6.	Rolls-Royce Corporation	AE3007A1P	CAE310064
7.	Rolls-Royce Corporation	AE3007A1/3	CAE310069
8.	Rolls-Royce Corporation	AE3007A1/3	CAE311029
9.	Rolls-Royce Corporation	AE3007A1P	CAE311120
10.	Rolls-Royce Corporation	AE3007A1P	CAE311130
11.	Rolls-Royce Corporation	AE3007A1P	CAE311213
12.	Rolls-Royce Corporation	AE3007A1P	CAE311222
13.	Rolls-Royce Corporation	AE3007A1P	CAE311223
14.	Rolls-Royce Corporation	AE3007A1/3	CAE311471
15.	Rolls-Royce Corporation	AE3007A1/3	CAE311494
16.	Rolls-Royce Corporation	AE3007A1P	CAE311541
17.	Rolls-Royce Corporation	AE3007A1P	CAE311648
18.	Rolls-Royce Corporation	AE3007A1P	CAE311774
19.	Rolls-Royce Corporation	AE3007A1P	CAE311779
20.	Rolls-Royce Corporation	AE3007A1P	CAE311810

[1]	Each described on the International Registry drop down menu as ROLLS ROYCE.
[2]	Each described on the International Registry drop down menu as AE3007A.

No.	MANUFACTURER[1]	MODEL[2]	SERIAL NUMBER
21.	Rolls-Royce Corporation	AE3007A1P	CAE311873
22.	Rolls-Royce Corporation	AE3007A1/3	CAE311995
23.	Rolls-Royce Corporation	AE3007A1P	CAE312129
24.	Rolls-Royce Corporation	AE3007A1E	CAE312255
25.	Rolls-Royce Corporation	AE3007A1E	CAE312272
26.	Rolls-Royce Corporation	AE3007A1E	CAE312281
27.	Rolls-Royce Corporation	AE3007A1E	CAE312294
28.	Rolls-Royce Corporation	AE3007A1E	CAE312317
29.	Rolls-Royce Corporation	AE3007A1E	CAE312318
30.	Rolls-Royce Corporation	AE3007A1E	CAE312393
31.	Rolls-Royce Corporation	AE3007A1E	CAE312401
32.	Rolls-Royce Corporation	AE3007A1E	CAE312448
33.	Rolls-Royce Corporation	AE3007A1E	CAE312498
34.	Rolls-Royce Corporation	AE3007A1E	CAE312521
35.	Rolls-Royce Corporation	AE3007A1E	CAE312656